Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BAYER HEALTHCARE LLC,

EVELYN ACQUISITION COMPANY,

AND

CONCEPTUS, INC.

Dated as of April 28, 2013

ii

ANNEX A	– Conditions to the Offer	A-1

EXHIBIT A	– Form of Certificate of Incorporation of Surviving Corporation
EXHIBIT B	– Form of Bylaws of Surviving Corporation

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 28, 2013, by and among Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), Evelyn Acquisition Company, a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Conceptus, Inc., a Delaware corporation (the “Company”). Each of Parent, Purchaser and the Company are referred to herein as a “Party” and together as the “Parties”. All capitalized terms used in this Agreement shall have the meanings assigned to them in Article IX or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence a tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock of the Company, par value $0.003 per share (“Company Common Stock”) (which shares of Company Common Stock, are hereinafter referred to as the “Shares”) at a price of thirty-one dollars ($31.00) per Share, payable net to the holder thereof in cash, without interest (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms hereof, the “Offer Price”), subject to any withholding of Taxes required by applicable Law;

WHEREAS, following the consummation of the Offer, upon the terms and conditions set forth in this Agreement, Purchaser will be merged with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), and each issued and outstanding Share (other than Shares to be cancelled pursuant to Section 3.1(a)(ii) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder thereof in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the respective boards of directors of Parent and Purchaser have each unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in each case on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) (a) determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, is fair to, and in the best interests of, the Company and the stockholders of the Company, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) resolved to recommend that the holders of Shares (collectively, the “Company Stockholders”) accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the DGCL, adopt this Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1      The Offer.

(a)        Commencement of the Offer. Provided that this Agreement shall not have been terminated pursuant to Section 8.1 or Section 8.2 hereof, and that none of the events set forth in clauses (A), (B), (D), (E), (F) or (G) of Annex A shall exist or have occurred and be continuing, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter) Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the outstanding Shares at a price per Share equal to the Offer Price (as adjusted as provided in Section 1.1(e), if applicable) and in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws.

(b)        Terms and Conditions of the Offer. The obligation of Purchaser to accept for payment and to pay for any Shares tendered in the Offer and not withdrawn (and the obligation of Parent to cause Purchaser to accept for payment and to pay for any such Shares) shall be subject only to the satisfaction or waiver of:

(i)         the condition that, prior to the then scheduled expiration time of the Offer (the initial “Expiration Date”, and any expiration established pursuant to an extension of the Offer in accordance with Section 1.1(c), also an “Expiration Date”) there be validly tendered in accordance with the terms of the Offer (without regard to Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) and not withdrawn a number of Shares that, together with the Shares then owned by Parent and each of the other Bayer Entities (including Purchaser), represents at least a majority of the sum of (x) the number of Shares then issued and outstanding plus (y) all Shares which the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding Company Options, Company Restricted Stock Units, Company Stock Appreciation Rights and Company Convertible Notes (after giving effect to any Make-Whole Fundamental Change (as defined in the Indenture), assuming the effectiveness thereof occurred on the Expiration Date)) (the “Minimum Condition”); and

(ii)        the other conditions to acceptance for payment and payment for any Shares tendered in the Offer set forth in Annex A hereto.

The Minimum Condition and the other conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser, regardless of the circumstances giving rise to such condition, in whole or in part, at any time or from time to time, in their sole discretion, and all such conditions (except for the Minimum Condition, which may be waived by Parent and Purchaser only with the prior written consent of the Company) may be waived by Parent and Purchaser, in their sole discretion, in whole or in part at any time or from time to time, in each case subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, neither Parent nor Purchaser may take any action or make any change to the terms or conditions of the Offer that:

(A)       decreases the Offer Price,

(B)       changes the form of consideration to be paid in the Offer,

(C)       reduces the maximum number of Shares sought to be purchased in the Offer,

(D)       imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto or amends or modifies any of the conditions set forth in such Annex A in any manner adverse to the holders of Shares,

(E)        extends the Expiration Date other than in a manner pursuant to, and in accordance with, Section 1.1(c) or

(F)        amends or waives the Minimum Condition or amends any material terms of the Offer other than those specified in clauses (A) through (E) of this proviso in a manner materially adverse to the Company Stockholders as a whole.

(c)        Expiration and Extension of the Offer.

(i)         Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York City time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).

(ii)        Notwithstanding anything to the contrary in the foregoing clause (i) of this Section 1.1(c) or elsewhere in this Agreement:

(A)       Purchaser shall extend the Offer for the minimum period required by any Law or any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer; and

(B)       in the event that the Minimum Condition or any of the other conditions to acceptance for payment and payment for any Shares tendered in the Offer set forth on Annex A hereto shall not have been satisfied as of the latest scheduled Expiration Date (and such conditions have not been waived by Parent and Purchaser in accordance with the terms hereof), Purchaser shall extend the Offer for successive extension periods of up to ten (10) Business Days each until the End Date, the length of such periods to be determined by Parent.

(iii)       Notwithstanding anything to the contrary in the foregoing clauses (i) and (ii) of this Section 1.1(c) or elsewhere in this Agreement, in no event shall Purchaser be required to extend the Offer beyond the End Date.

(iv)       Nothing in this Section 1.1(c) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 8.1 or Section 8.2 hereof. Purchaser shall not terminate the Offer prior to the End Date without the prior written consent of the Company, except in the event that this Agreement has been terminated by Parent or the Company in accordance with Section 8.1 or Section 8.2 hereof. If the Agreement is terminated by Parent or the Company in accordance with Section 8.1 or Section 8.2 hereof, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within one Business Day of such termination) irrevocably and unconditionally terminate the Offer.

(v)        In accordance with Section 1.1(f) hereof, Purchaser may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more consecutive extensions thereof).

(vi)       In the event that the Offer is terminated or withdrawn in accordance with the terms of this Agreement, and Purchaser has not accepted for payment the Shares tendered in the Offer, Purchaser shall, and shall cause any depositary acting on behalf of Purchaser to, promptly return all Shares deposited by or on behalf of Company Stockholders in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(d)        Payment for Tendered Shares. Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other conditions set forth in Annex A, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date (as it may be extended in accordance with Section 1.1(c) hereof) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 1.1(f) hereof shall be paid net to the holder thereof in cash or immediately available funds. Parent shall provide, or cause to be provided to Purchaser, on a timely basis, the funds necessary to pay for any Shares that Purchaser accepts or is obligated to accept for payment pursuant to the Offer, and shall cause Purchaser to fulfill all of its obligations under this Agreement.

(e)        Adjustments to Offer Price. The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and at or prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f)         Subsequent Offering Period. Purchaser may, and the Offer Documents (as defined below) shall reserve the right of Purchaser to, provide for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws (a “Subsequent Offering Period”) of not less than three (3) nor more than twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the Expiration Date. On the terms and subject to the conditions set forth in this Agreement and the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such Subsequent Offering Period promptly after any such Shares are tendered during such Subsequent Offering Period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(g)        Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall: (i) file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO

(together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”), and forms of the related letter of transmittal and summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments pursuant to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by the Exchange Act. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation to the extent that the Company Board Recommendation has not been withheld, withdrawn, amended or modified in accordance with Section 6.2 hereof. The Company shall promptly furnish to Parent and Purchaser upon request all information concerning the Company that may be required by applicable securities Laws or reasonably requested for inclusion in the Schedule TO and the Offer Documents. Parent and Purchaser shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Parent and Purchaser shall provide the Company and its counsel reasonable opportunity to review and comment on the Schedule TO and the Offer Documents and any amendments or supplements thereto, in any case prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comment made by the Company or its counsel. Parent and Purchaser shall provide to the Company and its counsel any and all written comments (and summaries of all oral comments) that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Notwithstanding the foregoing, Parent and Purchaser shall not be required to provide the Company the opportunity to review or comment on (or include comments proposed by the Company in) or permit the Company to participate in any discussions regarding the Schedule TO or the Offer Documents, or any amendment or supplement thereto, or any comments thereon, to the extent relating to any action that may be taken by the Company or the Company Board pursuant to Section 6.2, any action that may be taken by Parent or Purchaser in connection therewith, or the reasons for any such actions.

Section 1.2      Company Actions.

(a)        Schedule 14D-9. As promptly as practicable on the date the Schedule TO is first filed with the SEC, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”); provided, that the Company shall not be required to file such Schedule 14D-9 prior to May 7, 2013, and (ii) cause the Schedule 14D-9 to be disseminated to the Company Stockholders with the Offer Documents as and to the extent required by the Exchange Act (and the expense of such dissemination shall be borne by Parent in connection with its dissemination of the Offer Documents). Except to the extent the Company Board shall have effected a Company Adverse Recommendation Change in compliance with Section 6.2(d), the Schedule 14D-9 shall include the Company Board Recommendation. Each of Parent and Purchaser shall promptly furnish to the Company upon request all information concerning Parent and Purchaser that may be required by applicable securities Laws or reasonably requested for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable securities Laws. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments or supplements thereto required to be filed with the SEC pursuant to Rule 14D-9 promulgated under the Exchange Act, in any case prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comment made by Parent, Purchaser or their counsel. The Company shall provide to Parent, Purchaser and their counsel any and all written comments (and summaries of all oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof, and the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Notwithstanding the foregoing, the Company shall not be required to provide Parent or Purchaser the opportunity to review or comment on (or include comments proposed by Parent or Purchaser in) or permit Parent or Purchaser to participate in any discussions regarding the Schedule 14D-9, or any amendment or supplement thereto, or any comments thereon, to the extent relating to any action that may be taken by the Company or the Company Board permitted by Section 6.2, any action that may be taken by Parent or Purchaser in connection therewith, or the reasons for any such actions.

(b)        Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent, at Parent’s cost and expense, with such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Shares, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Shares, and lists of security positions of Shares held in stock depositories (including updated lists of holders of Shares, mailing labels, listings or files of securities positions). Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser shall (and shall cause their respective Representatives to):

(i)         hold in confidence the information contained in any such lists of holders of Shares, mailing labels and listings or files of securities positions on the terms and subject to the conditions set forth in the Confidentiality Agreement;

(ii)        use such information only in connection with the Offer and the Merger; and

(iii)      if (A) this Agreement shall be terminated pursuant to Section 8.1 or Section 8.2 hereof and/or (B) the Offer shall terminate without any Shares having been accepted, deliver, and cause their Representatives to deliver, to the Company (or destroy and certify such destruction in writing to the Company) any and all copies and any extracts or summaries from such information then in their possession or under their control.

Section 1.3      Top-Up Option.

(a)        The Company grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and conditions set forth in this Section 1.3, to purchase from the Company at a price per Share equal to the Offer Price up to the number of newly-issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and each of the other Bayer Entities at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the total Shares then outstanding (determined on a fully-diluted basis (x) after giving effect to the issuance of the Shares pursuant to the exercise of the Top-Up Option, (y) including all Shares which the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding Company Options, Company Restricted Stock Units, Company Stock

Appreciation Rights and Company Convertible Notes (after giving effect to any Make-Whole Fundamental Change (as defined in the Indenture), assuming the effectiveness thereof occurred on the Expiration Date)), regardless of the conversion or exercise price or other terms and conditions thereof and (z) excluding from Parent’s and its Subsidiaries’ ownership, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet then been delivered in settlement or satisfaction of such guarantee), and (ii) the aggregate number of Shares that the Company is authorized to issue under the Company Certificate of Incorporation but that are not issued and outstanding or reserved for issuance upon the conversion of the Company Convertible Notes at the time of exercise of the Top-Up Option. The Top-Up Option shall expire upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with its terms.

(b)        The Top-Up Option may be exercised by Purchaser on one or more occasions at any time following the Acceptance Time and prior to the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Section 8.2 hereof; provided, however, that the Top-Up Option shall not be exercisable unless Purchaser reasonably believes that immediately after such exercise and the issuance of Shares pursuant thereto, the Short-Form Threshold shall be reached. Upon Parent’s request, the Company shall cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Shares pursuant to the Top-Up Option. The aggregate purchase price payable for the Shares being purchased by Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price. Such purchase price may be paid by Purchaser, at its election, either (i) entirely in cash, or (ii) in cash in an amount not less than the aggregate par value of the Shares to be issued upon exercise of the Top-Up Option plus a promissory note, with full recourse to Parent and executed jointly by Parent and Purchaser, having a principal amount equal to the balance of such purchase price, or any combination of the foregoing. Any such promissory note shall be on the following terms and shall have no other material terms: (i) the principal amount and any accrued but unpaid interest under the promissory note shall be payable upon the demand of the Company, (ii) the unpaid principal amount of the promissory note will accrue simple interest at the per annum rate of three percent (3.0%) and (iii) the promissory note may be prepaid in whole or in part at any time and from time to time, without premium or penalty or prior notice.

(c)        Each time Purchaser exercises the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of Shares that Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Shares by Purchaser is to take place. At the closing of the purchase of such Shares, Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Shares in a form provided in Section 1.3(b), and the Company shall cause to be issued to Purchaser a certificate representing such Shares (or, if the Company does not then issue Shares in certificated form, the applicable number of Shares in non-certificated book-entry form). Such certificates may include any legends that are required by applicable Law. Parent and Purchaser acknowledge that the Shares which Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Purchaser agree that the Top-Up Option, and the Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 1.4      Company Board and Company Board Committees.

(a)        Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Purchaser of Shares tendered pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.4(a)) and from time to time thereafter up to the Effective Time, subject to payment for such Shares, Parent shall be entitled to designate such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.4(a)) and (ii) a fraction, the numerator of which is the number of Shares then beneficially owned by Parent and each of the other Bayer Entities (after giving effect to the Shares purchased pursuant to the Offer and, if the Top-Up Option is exercised, the Shares purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding Shares, and Parent shall be entitled to have such designees be elected or appointed to such classes of the Company Board so as to be as evenly distributed as possible among the three classes of directors on the Company Board. Promptly following a request by Parent, the Company and the Company Board shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including by filling vacancies, by increasing the size of the Company Board (and amending the Company Bylaws in order to promptly effect such increase), and by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board Appointment Date”). From time to time after the Acceptance Time, subject to Section 1.4(c), following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up) of the members of each committee of the Company Board as the percentage that such designated directors represent of the Company Board, in each case to the fullest extent permitted by all applicable Laws, including the rules of the Nasdaq. Solely for the purposes of this Section 1.4, any and all members of the Company Board immediately prior to such initial designations by Parent who remain on the Company Board after the election or appointment of such directors designated by Parent shall be referred to as “Continuing Directors.” Prior to the Effective Time, the Company Board shall always have at least three (3) Continuing Directors, each of whom shall be an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq Listing Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto. If the number of directors who are Continuing Directors is reduced below three (3) prior to the Effective Time, the remaining Continuing Director(s) shall be entitled to designate an individual meeting the foregoing criteria and who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) to fill each such vacancy and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero (0), then the other directors on the Company Board shall designate and appoint to the Company Board three (3) directors who meet the foregoing criteria and who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement. From and after the Acceptance Time and for so long as any individual who is a member of the Company Board or an officer of the Company prior to the Acceptance Time, remains a member of the Company Board or an officer of the Company, respectively, following the Acceptance Time, Parent shall ensure that each such director and officer of the Company who is not then covered by the Company’s directors’ and officers’ liability insurance policies is covered by, and a beneficiary of, Parent’s directors’ and officers’ liability insurance policies (or equivalent insurance policies).

(b)        Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.4(a) hereof, the prior approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall only be one (1) Continuing Director then in office) shall be required in order to, prior to the Effective Time, (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement, (iii) exercise or waive any of the Company’s rights or remedies under this Agreement, (iv) amend or otherwise modify the Company Certificate of Incorporation or Company Bylaws, or (v) authorize or execute any Contract, or any amendment or modification of any Contract, between the Company or any Company Subsidiary, on the one hand, and

Parent, Purchaser or any of their Affiliates on the other hand, or the termination of any such agreement then in effect by the Company or any such Company Subsidiary. Following the election or appointment of Parent’s designees pursuant to Section 1.4(a), and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one (1) Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action. For purposes of considering any matter set forth in this Section 1.4(b), the Continuing Directors shall be permitted to meet without the presence of the other directors. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority, after the Acceptance Time but not on or after the Effective Time, to institute any action on behalf of the Company to enforce performance of this Agreement.

(c)        Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), and without limiting Section 1.4(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after the Acceptance Time, subject to payment by Purchaser for Shares tendered pursuant to the Offer, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the Nasdaq rules (or any successor provision) and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws, to fill such vacancies who shall not be Parent Insiders, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(d)        Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 1.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 1.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.4. Parent shall, at least one (1) Business Day prior to the commencement of the Offer, provide to the Company in writing, and be responsible for, any information with respect to itself and its nominees, directors, officers and Affiliates, required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.4 are in addition to, and shall not limit, any right that Purchaser, Parent or any Affiliate of Purchaser or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of shares of Company Common Stock.

ARTICLE II

THE MERGER

Section 2.1      Closing. The closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the office of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, at 10:00 a.m., Delaware time, no later than the second (2nd) Business Day following the satisfaction of the conditions set forth in Article VII (other than those conditions that are waived in accordance with the terms of this Agreement by each Party) or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.2      The Merger; Effective Time.

(a)        Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, and in accordance with the terms of this Agreement, at the Closing, the Parties shall cause a certificate of merger or other appropriate document (the “Certificate of Merger”) with respect to the Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings as may be necessary or required under the DGCL. The Merger shall become effective on the Closing Date at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware (or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger), such date and time hereinafter referred to as the “Effective Time”.

(b)        At the Effective Time, the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.3      Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation, as provided under Section 259 of the DGCL.

Section 2.4      Certificate of Incorporation; Bylaws. The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the form attached as Exhibit A hereto, until thereafter changed or amended as provided therein or by the DGCL. The Parties shall take all actions necessary so that as of the Effective Time the bylaws of the Surviving Corporation shall, subject to Section 6.11 hereof, be amended and restated so as to read in their entirety in the form attached as Exhibit B hereto, until thereafter changed or amended as provided therein or by the DGCL.

Section 2.5      Directors and Officers. The Parties shall take all actions necessary so that the directors of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1      Conversion of Securities.

(a)        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or their respective stockholders:

(i)         Conversion Generally. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be cancelled pursuant to Section 3.1(a)(ii), and (ii) Dissenting Shares) shall be converted, subject to Section 3.1(b), into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof, without interest, subject to any withholding Taxes required by applicable Law in accordance with Section 3.8 upon surrender of the Certificates in accordance with Section 3.2(b). At the Effective Time, all such Shares shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such Shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(ii)        Cancellation of Certain Shares. Each Share held by Parent or any of its Subsidiaries, including Purchaser, or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(iii)      Purchaser. Each share of common stock, par value $0.003 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one (1) newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)        Change in Shares. Without duplication of any adjustment made pursuant to Section 1.1(e), the Merger Consideration shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock, occurring or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

Section 3.2      Exchange of Certificates.

(a)        Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article III, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash, the “Exchange Fund”) pursuant to Section 3.1 in exchange for outstanding Shares. The Paying Agent shall, and Parent shall cause the Paying Agent to, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent, and any amounts in excess of the amounts payable pursuant to Section 3.1 shall be promptly returned to Parent. In the event that the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration payable in connection with the Merger, Parent shall promptly deposit or cause to be deposited additional funds in the amount of such insufficiency. The Exchange Fund shall not be used for any other purpose.

(b)        Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates,” it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares) and whose Shares have been converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall include customary provisions with respect to delivery of an “agent’s message” with respect to Shares held in book-entry form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other customary documents as may be reasonably required pursuant to such instructions (or, if Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, and subject to Section 3.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c)        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will (subject to compliance with the exchange procedures of Section 3.2(b)), and Parent shall cause the Paying Agent to, issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without any interest thereon.

(d)        Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(e)       No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(f)        Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration without any interest thereon.

(g)       No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Shares for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.3      Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article III) and thereafter there shall be no further registration of transfers of Shares outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except to receive the Merger Consideration therefor and as otherwise provided herein or by Law. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall (subject to compliance with the exchange procedures of Section 3.2(b)) be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

Section 3.4      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, appraisal rights with respect to such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL in order to perfect such demand (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 3.4) and shall entitle such Dissenting Stockholder only to payment for such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL, unless and until such Dissenting Stockholder fails to perfect or otherwise waives, withdraws or effectively loses the right to appraisal under Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect or otherwise waives, withdraws or effectively loses the right to appraisal under Section 262 of the DGCL, then as of the later of the Effective Time and the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right only to receive the Merger Consideration, without interest, pursuant to Section 3.1. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of appraisal rights prior to the Effective Time. The Company shall give Parent prompt notice of any such demands prior to the Effective Time, and Parent shall have the right to direct all negotiations and proceedings with respect to any exercise by any Company Stockholder of appraisal rights. For the avoidance of doubt, it is acknowledged and agreed that, for all purposes under Section 262 of the DGCL and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined without regard to the Top-Up Option, including any Shares issued pursuant to the Top-Up Option, or any promissory note or other consideration delivered by Parent or Purchaser to the Company in payment for the Shares issued pursuant to the Top-Up Option.

Section 3.5      Treatment of Equity Awards; Company Stock Plans.

(a)       Company Options and Company Stock Appreciation Rights. At the Effective Time, each outstanding Company Option and Company Stock Appreciation Right, whether vested or unvested, shall be cancelled and, in exchange therefor, Parent shall cause the Surviving Corporation to pay to each former holder of any such cancelled Company Option and Company Stock Appreciation Right a cash amount equal to the product, if any, of (i) the per Share Merger Consideration less any applicable exercise price per Share, and (ii) the number of Shares covered by such Company Option or Company Stock Appreciation Right, subject to reduction for any Taxes withheld pursuant to Section 3.8.

(b)       Company Restricted Stock Units. At the Effective Time, each outstanding Company Restricted Stock Unit, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, Parent shall cause the Surviving Corporation to pay to each former holder of any such cancelled Company Restricted Stock Unit a cash amount equal to the product of (i) the per Share Merger Consideration, and (ii) the number of Shares covered by such Company Restricted Stock Unit, subject to reduction for any Taxes withheld pursuant to Section 3.8. To the extent any such cancelled Company Restricted Stock Unit is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that such cash amount cannot be paid to the holder within such period without the holder’s incurrence of a penalty Tax and interest penalties under Section 409A of the Code, then any such cash amount otherwise payable to the holder of such cancelled Company Restricted Stock Unit will be distributed in accordance with Section 409A of the Code and the applicable Treasury Regulations thereunder.

(c)       Payments through Payroll. Any payment to which an employee of the Company or any Subsidiary of the Company becomes entitled pursuant Section 3.5(a) or Section 3.5(b) shall be made through the Surviving Corporation’s payroll no more than three (3) Business Days following the Effective Time.

(d)        Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 3.5. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Options, Company Stock Appreciation Rights, Company Restricted Stock Units or other rights with respect to Shares that are outstanding as of the Effective Time.

Section 3.6      Treatment of Employee Stock Purchase Plan. The Company shall take such action as may be necessary to (i) establish a new Purchase Date (as defined under the Employee Stock Purchase Plan), which shall be the last day of the payroll period ending as soon as reasonably practicable after the date hereof and no later than immediately prior to the Expiration Date, with respect to the Offering Period (as defined in the Employee Stock Purchase Plan) otherwise then in effect (the “Final Purchase Date”); (ii) provide that only Employees (as defined under the Employee Stock Purchase Plan) who are participants in the Employee Stock Purchase Plan as of the date hereof may participate in the Employee Stock Purchase Plan; (iii) provide that no participant in the Employee Stock Purchase Plan may increase after the date hereof the payroll deductions credited to such participant’s account under the Employee Stock Purchase Plan; (iv) provide that no further Offering Periods shall commence under the Employee Stock Purchase Plan on or following the date hereof; and (v) terminate the Employee Stock Purchase Plan as of the Final Purchase Date. Each outstanding purchase right under the Employee Stock Purchase Plan on the Final Purchase Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Employee Stock Purchase Plan.

Section 3.7      Treatment of Company Director Deferred Fee Plan. The Company shall take such action as may be necessary to terminate the Company Director Deferred Fee Plan as of immediately prior to the Closing Date and each Company Phantom Unit outstanding shall be paid out in cash in accordance with the terms of the Company Director Deferred Fee Plan.

Section 3.8      Withholding. Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration otherwise payable pursuant to this Agreement, including pursuant to the Offer and Merger, such amounts as Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code, or any provision of state, local or non-United States Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entity in accordance with applicable law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article IV, (a) as set forth in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature that are contained therein) and (b) such exceptions as are disclosed in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement, the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1      Organization and Qualification.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary.

(b)        Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not have a Company Material Adverse Effect. Section 4.1(b) of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary and the ownership interest of any other Person or Persons in each Company Subsidiary. Each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not have a Company Material Adverse Effect. The Company has made available to Parent prior to the date hereof complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and of each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect.

Section 4.2      Corporate Authority and Approval.

(a)        The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exception.

(b)        Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.8, the affirmative vote of holders of a majority of shares of Company Common Stock outstanding on the record date of the Company Stockholders’ Meeting, voting together as a single class (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s Equity Interests necessary to adopt this Agreement.

(c)        The Company Board has unanimously (i) resolved that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company Stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL; and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the DGCL, adopt this Agreement (the “Company Board Recommendation”); provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in compliance with the terms of Section 6.2 hereof. The Company Board has determined that the consideration for the Top-Up Option Shares provided under Section 1.3 is adequate in accordance with the DGCL and otherwise taken all steps necessary such that, upon issuance and delivery in accordance with Section 1.3, the Shares issued upon exercise of the Top-Up Option shall be validly issued, fully paid and non-assessable.

(d)        The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL and any other state anti-takeover statute or regulation (collectively, “Takeover Provisions”) will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Offer and the Merger, without any further action on the part of the Company Stockholders or the Company Board.

(e)        The Company Board has received from Goldman, Sachs & Co. (the “Company Financial Advisor”) its opinion, dated as of the date hereof, to the effect that, as of such date and subject to the limitations, qualifications and assumptions set forth therein, that the $31.00 per Share in cash to be paid to the holders (other than Parent and its Affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.3      No Conflict; Required Filings and Consents.

(a)        The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement, the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby and the compliance by the Company with any of the provisions of this Agreement will not, (i) assuming the Company Stockholder Approval is obtained or not required, conflict with or violate any provision of the Company Certificate of Incorporation or the Company Bylaws or any similar documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 4.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Encumbrance) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party except, with respect to clauses (ii) and (iii), for matters that would not have a Company Material Adverse Effect.

(b)        The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement, the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby and the compliance by the Company with any of the provisions of this Agreement will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity by the Company, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws or the rules and regulations of the Nasdaq, (ii) for the Required Antitrust Approvals or (iii) for the filing of the Certificate of Merger and any other filings as required by the DGCL.

Section 4.4      Capitalization.

(a)        The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, $0.003 par value (“Company Preferred Stock”). As of April 28, 2013, there were (i) 32,742,891 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in the treasury of the Company, (iii) 895,602 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (iv) 35,000 shares of Company Common Stock issuable pursuant to Company Purchase Rights granted on the most recent Offering Date (as such term is defined in the Employee Stock Purchase Plan) pursuant to the Employee Stock Purchase Plan, (v) 729,319 shares of Company Common Stock subject to Company Restricted Stock Units, (vi) Company Stock Appreciation Rights with respect to 2,929,922 shares of Company Common Stock, (vii) 70,413 shares of Company Common Stock reserved for future issuance pursuant to the Employee Stock Purchase Plan, (viii) no shares of Company Common Stock owned by any Company Subsidiary, (ix) no shares of Company Preferred Stock issued and outstanding and (x) an aggregate of 3,100,292 shares of Company Common Stock issuable upon conversion of the Company Convertible Notes (excluding the effect of any Make-Whole Fundamental Change (as defined in the Indenture)). In addition, there are Company Phantom Units related to 2,521 shares of Company Common Stock outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Common Stock reserved for issuance pursuant to the exercise or settlement of Company Options, Company Restricted Stock Units and Company Stock Appreciation Rights have been duly reserved for issuance by the Company, and upon any issuance of such Shares in accordance with the terms of the applicable Company Stock Plan will be duly authorized, validly issued and fully paid, nonassessable and free of preemptive rights.

(b)        Except as set forth in Section 4.4(a) and for the Top-Up Option, there are no options, warrants, securities or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests in the Company.

(c)        Except as set forth in Section 4.4(a) and for the Top-Up Option, there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of, requiring the repurchase, redemption, issuance, creation or disposition of, granting any preemptive or antidilutive rights with respect to, or containing any right of first refusal with respect to, any Equity Interests in the Company. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or, other than the Company Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Stockholders or the stockholders of any Company Subsidiary may vote.

(d)        Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens other than Permitted Encumbrances. Section 4.4(d) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (ii) the record owner(s) thereof. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(e)        Section 4.4(e) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of Persons (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens other than Permitted Encumbrances. Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any Equity Interest in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(f)        Neither the Company nor any of the Company Subsidiaries has entered into any Contract requiring it to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person. There are no stockholder agreements, voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any Equity Interests of the Company or preemptive rights with respect thereto.

(g)        Section 4.4(g) of the Company Disclosure Schedule sets forth an accurate and complete list of (A) each holder of Company Options, Company Restricted Stock Units, Company Stock Appreciation Rights and Company Phantom Units, (B) the number of Shares subject to each such Company Option, Company Restricted Stock Units, Company Stock Appreciation Rights and Company Phantom Units (i.e., the original amount less exercises and any cancellations) and (C) the exercise price of each such Company Option.

Section 4.5      SEC Filings; Financial Statements; Internal Controls.

(a)        Company SEC Filings. The Company has timely filed all forms, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, and all certifications required pursuant to the Sarbanes-Oxley-Act, since January 1, 2011 (such documents, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, as in effect on the date so filed, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings.

(b)        Financial Statements.

(i)         Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each of the Company Financial Statements presented fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, changes in stockholders equity and cash flows of the Company and its Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, in the aggregate, will not have a material effect on the consolidated financial position of the Company and its Subsidiaries).

(ii)        Neither the Company nor any of the Company Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Filings.

(iii)      Without limiting the generality of Section 4.5(b)(i), since January 1, 2011, (i) PricewaterhouseCoopers LLP have not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act, and neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness or manner of the filing of the certification required by the Sarbanes-Oxley Act and made by the Company’s principal executive officer and principal financial officer and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Filing.

(iv)      Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(v)        Since June 30, 2012, neither the Company nor any of the Company Subsidiaries has, with respect to the Covered Products, made any change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with past practices, other than changes in selling and marketing strategies designed to more fully drive procedural volume and device utilization among both new and existing users through a more disciplined approach to the business utilizing effective business planning, targeting and segmenting of customers and the clinical pathway to train for sustained utilization. Since June 30, 2012, neither the Company nor any of the Company Subsidiaries has, with respect to the Covered Products, engaged in the process of positioning inventory with distributors, wholesalers, retailers or customers in excess of customers’ requirements or initiated or engaged in any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that could reasonably be expected to result, directly or indirectly, in sales or profits significantly in excess of normal purchasing patterns of customers of the Company and the Company Subsidiaries or users of Covered Products.

(c)        Internal Controls.

(i)         The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s consolidated financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. Since January 1, 2011, the Company’s principal executive officer and its principal financial officer have disclosed, based on their then most recent quarterly evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ii)        The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), and such disclosure controls and procedures are sufficient to ensure that material information relating to the Company required to be included in reports filed by the Company under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure.

Section 4.6      Compliance with Laws; Permits. Except with respect to regulatory matters (which are addressed exclusively in Section 4.7), benefits and employee practices matters (which are addressed exclusively in Section 4.13), labor matters (which are addressed exclusively in Section 4.14), intellectual property matters (which are addressed exclusively in Section 4.15), Tax matters (which are addressed exclusively in Section 4.16) and environmental matters (which are addressed exclusively in Section 4.17):

(a)        The Company and each Company Subsidiary (i) is conducting, and since January 1, 2010 has conducted, its respective business in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary, (ii) holds all Permits necessary for the conduct of its respective business and the ownership, lease and operation of its respective properties and assets and (iii) is in material compliance with the terms of such Permits. No suspension, modification, revocation or cancellation of any such Permit is pending.

(b)       Since January 1, 2010, (i) neither the Company nor any Company Subsidiary has been in conflict with, default under or violation of, or has been investigated for, or charged by any Governmental Entity with a violation of, any

Permit, Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or was bound and (ii) no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary has been pending or, to the Knowledge of the Company, threatened. Since January 1, 2010, neither the Company nor any Company Subsidiary has received any written notice or communication from any Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance in all material respects with any material Permit, Law or Order applicable to the Company and any Company Subsidiary and that has not been cured as of the date hereof.

(c)        None of the Company, the Company Subsidiaries or any of their Representatives has directly or indirectly offered, paid or accepted any remuneration or other thing of value that is prohibited by the United States Foreign Corrupt Practices Act of 1977 or similar applicable foreign Laws. None of the Company, the Company Subsidiaries or any of their Representatives has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained or (iv) in connection with the approval or regulatory status of a Covered Product or the facilities in which a Covered Product is manufactured, packaged or stored, or from which a Covered Product is initially distributed.

Section 4.7      Regulatory Compliance.

(a)        Each of the Company and the Company Subsidiaries holds, and is operating in material compliance with, all Permits of the U.S. Food and Drug Administration (the “FDA”) and other Governmental Entities required for the conduct of its respective business as currently conducted (collectively, the “Agency Permits”), and all such Agency Permits are in full force and effect. Since January 1, 2010, each of the Company and the Company Subsidiaries has operated and currently is in compliance in all material respects with applicable Laws administered or enforced by the FDA or any other Governmental Entity.

(b)        Except as disclosed in Section 4.7(b) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of the Company Subsidiaries has received, in any domestic or foreign jurisdiction, (i) any written notice from the FDA or any other Governmental Entity alleging any violation by the Company or any Company Subsidiary of any Law applicable to a Covered Product or (ii) any written notice, warning letter, untitled letter, FDA Form 483 (or foreign equivalent), or any other similar written communication addressed to the Company or any Company Subsidiary (A) alleging or asserting that their businesses were or are in violation of any applicable Law; (B) alleging or asserting that the Company or any Company Subsidiary was or is the subject of any pending or threatened Governmental Entity investigation, proceeding or inquiry regarding an alleged material violation of any applicable Law; (C) revoking, or threatening to revoke, or refusing, or threatening to refuse, to renew any Permits; (D) commencing, or threatening in writing to initiate, any action to request the recall of a Covered Product; (E) commencing, or threatening in writing to initiate, any action to enjoin, limit or challenge the manufacture, distribution, marketing, labeling, advertising or promotion of a Covered Product, regardless of where manufactured; (F) commencing, or threatening in writing to initiate, an import detention or any other restriction on the importation of a Covered Product or its components; or (G) requesting or requiring changes to a Covered Product on the basis of an alleged failure to comply with applicable Law that if not complied with would result in a Company Material Adverse Effect.

(c)        The clinical, pre-clinical and other studies and tests conducted by, or, to the Company’s Knowledge, on behalf of or sponsored by the Company or any Company Subsidiary or in which the Company or any of the Company Subsidiaries or their respective products or product candidates have participated were and, if still pending, are being conducted in all material respect in accordance with applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act (the “FDCA”) and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. Except to the extent disclosed in Section 4.7(c) of the Company Disclosure Schedule, no investigational device exemption filed by or on behalf of the Company or any Company Subsidiary with the FDA or any other Governmental Entity has been terminated or suspended by the FDA or any other Governmental Entity, and the FDA or any other Governmental Entity has not commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary.

(d)        The Covered Products have been developed, manufactured, tested, packaged, labeled, sold, distributed and/or marketed by the Company and the Company Subsidiaries in compliance in all material respects with all applicable requirements under the FDCA and similar Laws in any domestic or foreign jurisdiction, including those relating to investigational use, premarket clearance or marketing approval to market a medical device, good manufacturing practices and labeling. None of the marketing and promotional materials used with respect to the Covered Products, including without limitation the labels and labeling and websites for Covered Products, is or has been false or misleading in any material respect. The processes used to produce Covered Products are designed so that the Covered Products will conform to the specifications established therefor over the shelf life of the Covered Products and will be safe for their intended use. Any modifications by the Company or any Company Subsidiary to Covered Products have been made in accordance with applicable Laws. To the Company’s Knowledge, all manufacturing facilities are operated in compliance with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable. Neither the Company nor any Company Subsidiary is included on the FDA’s AIP list.

(e)        Neither the Company nor any of the Company Subsidiaries has either voluntarily or involuntarily initiated, conducted or issued any recall, field notification, field correction, market withdrawal or replacement, inventory destruction, safety alert, stock recovery or replacement or other notice relating to an alleged lack of safety or regulatory compliance of Covered Products (collectively, a “Safety Notice”). To the Knowledge of the Company, there are no facts or circumstances that, individually or in the aggregate, would be reasonably expected to cause (1) a Safety Notice with respect to a Covered Product; (2) an adverse change in the marketing classification or a material, adverse change in the labeling of a Covered Product; or (3) a termination or suspension of the marketing, or seizure, of a Covered Product.

(f)        There is no pending or, to the Knowledge of the Company, threatened investigation in respect of the Company, any of the Company Subsidiaries or any Covered Product by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Governmental Entity and, to the Knowledge of the Company, no officer, employee or representative of the Company or any Company Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its powers under the aforementioned or any similar policy, such as FDA Compliance Policy Guide 120.100. None of the Company, the Company Subsidiaries nor any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against the Company, any of the Company Subsidiaries or any of their respective officers, employees or agents.

Section 4.8      Absence of Certain Changes or Events. Since December 31, 2012, there has not occurred any Company Material Adverse Effect. From January 1, 2013 to the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice in all material respects, (b) there has not been any material change in any method of financial accounting or financial accounting practice or internal controls (including internal controls over financial reporting) by the Company or any Company Subsidiary and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Section 6.1(a)(i), (iii), (iv), (x), (xii), (xiv), (xv) or (xvii) hereof.

Section 4.9      No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (a) that were incurred after December 31, 2012 in the ordinary course of business consistent with past practice, (b) that were reflected in or reserved against on the Company’s consolidated balance sheet for the year ended December 31, 2012 included in the Company Financial Statements in the Company SEC Filings prior to the date hereof, (c) under the express terms of any Contract to which the Company or any of the Company Subsidiaries is a party (d) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (e) that would not, individually or in the aggregate with other liabilities not described in clauses (a) through (d) of this exception, have a Company Material Adverse Effect.

Section 4.10    Disclosure Documents.

(a)        Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)        The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Purchaser specifically for use therein.

(c)        The information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.11    Contracts.

(a)        Except as disclosed in Section 4.11(a) or Section 4.18 of the Company Disclosure Schedule and for any Contracts that are listed as an exhibit to a

Company SEC Filing and that have been filed with the SEC, neither the Company nor any Company Subsidiary is a party to or bound by any Contract (other than a Material Real Property Lease) that, in each case, as of the date hereof:

(i)         is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company;

(ii)        required in the past fiscal year or is reasonably likely to require in the current fiscal year either (A) annual payments from Third Parties to the Company or any Company Subsidiary of at least $2,000,000 in the aggregate or (B) annual payments from the Company or any Company Subsidiary to Third Parties of at least $1,000,000 in the aggregate;

(iii)      is a Contract between or among the Company or any Company Subsidiary, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company (other than the Company or any Company Subsidiary), on the other hand, other than employment, change in control, indemnification, stock option or similar Contracts entered into in the ordinary course of business; or

(iv)       relates to indebtedness for borrowed money or any financial guaranty in excess of $2,500,000 individually, other than Contracts between the Company and any of the Company Subsidiaries;

(v)        contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $2,500,000;

(vi)       evidences a partnership, joint venture or other similar arrangement;

(vii)      relates to an acquisition, divestiture, merger or similar transaction that has continuing indemnification or other contingent payment obligations;

(viii)     is a Contract pursuant to which (A) the Company or any Company Subsidiary receives a material license, covenant not to sue or other right under any Intellectual Property owned by a Third Party, or (B) the Company or any Company Subsidiary grants a material license, covenant not to sue or other right under any Company Intellectual Property to a Third Party;

(ix)       is material to the Covered Products or material to any Company Intellectual Property related to the Covered Products; or

(x)        restricts the ability of the Company or any Company Subsidiary in any material respect to (A) compete with any person in any territory or in any line of business or (B) engage in any activity or business in connection with the Covered Products.

Each Contract of the type described in Sections 4.11(a)(i) through (x) and each Contract that is listed as an exhibit to a Company SEC Filing is referred to herein as a “Company Material Contract.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract.

(b)       (i) Each Company Material Contract is a valid and binding obligation of the Company or the applicable Company Subsidiary, enforceable against the Company or the applicable Company Subsidiary in accordance with its terms, subject to (x) bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (y) the effect of general principles of equity governing specific performance, injunctive relief, other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought (clause (x) and (y) collectively, the “Enforceability Exception”), (ii) to the Knowledge of the Company, each Company Material Contract is a valid and binding obligation of the counterparty thereto, enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exception, (iii) neither the Company nor any Company Subsidiary is and, to the Company’s Knowledge, no counterparty is, in breach or violation of, or default under, any Company Material Contract, (iv) to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written claim of default under any Company Material Contract, and (v) to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice from any Third Party to any Company Material Contract that such Third Party intends to terminate, amend, modify or not renew, any Company Material Contract.

Section 4.12    Litigation. As of the date hereof, (a) there is no legal, civil, criminal, or administrative suit, claim, action, hearing, charge, arbitration, enforcement action, grievance, mediation, investigation or other proceeding of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company, any Company Subsidiary or their respective assets or properties, and (b) none of the Company, the Company Subsidiaries or any of their respective assets or properties, is subject to or bound by any outstanding Order.

Section 4.13    Company Plans; Employees and Employment Practices.

(a)        Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material “employee benefit plans” within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all other material medical, dental, life insurance, equity, bonus or other cash or equity-related incentive compensation, disability, salary continuation, severance, retention, termination, change in control, retirement, supplemental retirement, pension, deferred compensation, profit-sharing, insurance, vacation, welfare, sick pay or paid time off plans or policies, and any other material plans, agreements, programs, practices, policies, trust funds or arrangements covering current or former employees, directors or consultants of the Company (i) established, maintained, sponsored or contributed to by the Company or any Company Subsidiary or (ii) with respect to which the Company, any Company Subsidiary or any Person that, at any relevant time, could be treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has any material liability (each, a “Company Plan,” and, collectively, the “Company Plans”).

(b)        All Company Plans maintained outside of the United States primarily for the benefit of employees of the Company or any Company Subsidiary working outside of the United States (collectively, the “Non-U.S. Company Plans”) are listed on Section 4.13(b) of the Company Disclosure Schedule. All Non-U.S. Company Plans comply in all material respects with applicable Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as required by applicable Law and applicable accounting standards. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Non-U.S. Company Plan.

(c)        With respect to each Company Plan and Non-U.S. Company Plan listed on Section 4.13(a) and Section 4.13(b) of the Company Disclosure Schedule, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (1) the Company Plan or Non-U.S. Company Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (2) a written description of such Company Plan or Non-U.S. Company Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, (4) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (5) the most recent IRS determination or opinion letter, (6) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (7) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last three years with respect to any Company Plan.

(d)        None of the Company Plans is, nor has the Company, any Company Subsidiary or any ERISA Affiliate ever sponsored, maintained or contributed to: (i) any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or the funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), (iii) any multiple employer plan (within the meaning of Section 413(c) of Code or Section 210 of ERISA), (iv) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or (v) any employee benefit plan, program, agreement or arrangement that provides for post-employment or post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar Law for which the covered individual pays the full cost of coverage).

(e)        With respect to each Company Plan intended to qualify under Section 401(a) of the Code, the Company and the Company Subsidiaries may rely on a determination or opinion letter from the IRS regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and, to the Knowledge of the Company, nothing has occurred that caused or could cause the loss of such qualification or the imposition of any material penalty or Tax liability.

(f)        Each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. With respect to each Company Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) to the Knowledge of the Company, no “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Plan, and (iii) no Action with respect to a Company Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any circumstances that would reasonably be expected to give rise to any such Action.

(g)        With respect to each Company Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Company Plan, ERISA and the Code in all material respects, and all contributions or payments for any period ending on or before the Effective Time that are not yet due have been made, paid or properly accrued in all material respects.

(h)        Except as listed in Section 4.13(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) alone, or in combination with any other event, will not (i) give rise to any material liability under any Company Plan, including any material liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)         Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Sections 409A or 4999 of the Code or otherwise.

(j)         With respect to any Company Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), (i) such Company Plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in all material respects in form with Section 409A of the Code and the guidance issued thereunder and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such Company Plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(k)       Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any material liability to Parent, the Company or any Company Subsidiary other than ordinary administration expenses typically incurred in a termination event.

Section 4.14    Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other relationship with any labor union or similar representative of employees. As of the date hereof: (a) there is no ongoing, or, to the Knowledge of the Company, threatened, strike, slowdown, work stoppage, or other material labor dispute; and (b) there are no union organization or decertification activities pending or, to the Knowledge of the Company, threatened. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the United States National Labor Relations Act, as amended, and (ii) the Company and each Company Subsidiary is in compliance in all material respects with all labor, employment and workplace-related Laws.

Section 4.15    Intellectual Property.

(a)        Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Registered Patents, (ii) Registered Trademarks, (iii) Registered Copyrights, and (iv) internet domain name registrations, in each case, that are owned by the Company or any Company Subsidiary.

(b)        Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries exclusively own, free and clear of all Liens, all Company Intellectual Property. Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries own or possess valid and enforceable rights to use all Intellectual Property that is used in or necessary for the conduct of the businesses of the Company and the Company Subsidiaries as they are currently conducted and currently planned to be conducted, and all such rights of ownership or use shall not be affected by the transactions contemplated hereby, and (ii) as of the date of this Agreement and at any time during the three (3) years immediately preceding the date of this Agreement, the conduct of the businesses of the Company and the Company Subsidiaries do not and have not infringed, misappropriated or otherwise violated any Intellectual Property owned by a Third Party. Neither the Company nor any Company Subsidiary has received written notice from a Third Party, as of the date of this Agreement or at any time during the three (3) years immediately preceding the date of this Agreement, alleging any such infringement, misappropriation or violation. As of the date of this Agreement and at any time during the three (3) years immediately preceding the date of this Agreement, (x) there are not and have not been any Actions pending against the Company or any Company Subsidiary challenging the validity, registrability or enforceability of any Company Intellectual Property, and no such Action has been threatened in writing during such three (3) year period, and (y) to the Knowledge of the Company, no Third Party is materially infringing, misappropriating or otherwise violating any Company Intellectual Property. The Company Intellectual Property is not subject to any outstanding Order concerning the validity, registrability, enforceability or use thereof.

(c)        To the Knowledge of the Company, all registrations, applications and other material filings with respect to Patents, Trademarks and other Registered Company Intellectual Property made before any Governmental Entity (i) have been filed in accordance with the rules and regulations of such Governmental Entity, (ii) have not expired, been canceled or abandoned (except in the ordinary course of business) and (iii) are current with respect to maintenance and renewal fees necessary to preserve the rights of the Company and the Company Subsidiaries in and to such Intellectual Property (except for those that have expired, been canceled or abandoned in the ordinary course of business).

(d)        The Company and each Company Subsidiary has taken actions reasonably necessary to maintain the confidentiality of each item of Company Intellectual Property that consists of a Trade Secret. Except as set forth on

Section 4.15(d) of the Company Disclosure Schedule, during the ten (10) years immediately preceding the date of this Agreement, all current and former employees, consultants and independent contractors of the Company or any Company Subsidiary have entered into agreements pursuant to which such employees, consultants and independent contractors agree to protect the confidential information of the Company and the Company Subsidiaries and assign to the Company or a Company Subsidiary all Intellectual Property authored, developed, invented or otherwise created by such employee, consultant or independent developer arising from services performed for the Company or the applicable Company Subsidiary.

(e)        As of the date of this Agreement, the computer systems, including the software, hardware, networks, servers, workstations and related equipment and systems (collectively, “IT Assets”) used by the Company and the Company Subsidiaries in the conduct of their respective businesses are sufficient for the current needs of the businesses of the Company and the Company Subsidiaries. The IT Assets used by the Company or any of the Company Subsidiaries (i) operate and perform in accordance with their documentation and functional specifications in all material respects, and (ii) to the Knowledge of the Company do not contain any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routine that permits unauthorized access or the unauthorized disablement of a computer program automatically with the passage of time.

Section 4.16    Taxes.

(a)        All material Tax Returns required to be filed by the Company or any Company Subsidiary have been timely filed. All such Tax Returns are true, correct and complete in all material respects. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b)        All material Taxes of the Company and each Company Subsidiary due and payable (whether or not shown or required to be shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings.

(c)        No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity which deficiencies remain unpaid or unresolved, except for deficiencies being contested in good faith by appropriate proceedings. As of the date of this Agreement, there are no pending audits with respect to a material Tax Return of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes which waiver remains in effect or agreed to any extension of time with respect to the assessment or collection of any material Taxes or the filing of any material Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) which Taxes or Tax Returns have not been paid or filed, as applicable.

(d)       The Company and each Company Subsidiary has duly and timely withheld and, to the extent required by applicable Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, manager, independent contractor, creditor, equityholder or other Person.

(e)        Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code during the immediately preceding two (2) years.

(f)        Neither the Company nor any Company Subsidiary (i) is or has been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) arising from the application of Treasury Regulation section 1.1502-6, or any analogous provision of state, local or foreign Law, and (iii) is a party to any Tax sharing or allocation agreement (for the avoidance of doubt, excluding indemnification provisions for Taxes contained in credit agreements, leases or other commercial agreements the primary purposes of which do not relate to Taxes).

(g)       Neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.17    Environmental Matters.

(a)        Each of the Company and the Company Subsidiaries is now and since January 1, 2010 has been in compliance in all material respects with all applicable Environmental Laws. The Company and each Company Subsidiary has obtained, maintains or has made timely and complete application for renewal of, and is in compliance with all material Permits required pursuant to Environmental Laws for the conduct of its business and operations.

(b)       There is not now and has not been any Hazardous Material generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company and the Company Subsidiaries, any property previously owned, leased or operated by the Company and the Company Subsidiaries at the time the Company or the Company Subsidiaries, as applicable owned, leased or operated said property, except in compliance with, and as would not result in material liability under, any applicable Environmental Laws. Neither the Company nor any Company Subsidiary is subject to any Action, Order or Contract with any Governmental Entity or any indemnity or other agreement with any Third Party relating to liability or obligations under any Environmental Law or any Hazardous Material. The Company

has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information in its possession relating to the Company, the Company Subsidiaries and their current or former properties or operations.

(c)        As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice, claim, report, or other information from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of any Environmental Laws, or that the Company or any Company Subsidiary has any liabilities or potential liabilities arising under Environmental Laws.

Section 4.18    Real Property. Neither the Company nor any Company Subsidiary owns any real property or otherwise has any obligation to acquire any real property. Section 4.18 of the Company Disclosure Schedule sets forth the address of each Leased Real Property(the “Material Leased Real Property”), and a complete and correct list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Material Leased Real Property (including the date and name of the parties to such Lease) (the “Material Real Property Leases”). With respect to each of the Material Real Property Leases: (a) The Company and each applicable Company Subsidiary have a valid and subsisting leasehold interest in all Material Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Encumbrances, (b) such Material Real Property Lease is valid and binding and enforceable against the Company or the applicable Company Subsidiary and, to the Company’s Knowledge, against the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions, (c) the Company’s or a Company Subsidiary’s possession and quiet enjoyment of the Material Leased Real Property under such Material Real Property Lease has not been disturbed and there are no written disputes with respect to such Material Real Property Lease, (d) neither the Company or any Company Subsidiary, as applicable, nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Material Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, (e) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Material Leased Real Property or any portion thereof and (f) neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Material Leased Real Property.

Section 4.19    Insurance. Section 4.19 of the Company Disclosure Schedule sets forth a list of all material insurance policies maintained by the Company and the Company Subsidiaries. Except for matters that would not have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies (including any breach or default with respect to the payment of premiums), and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default of the insurance policies. Except for matters that would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 4.20    Rule 14d-10 Matters. The Compensation Committee of the Company Board (the “Compensation Committee”) has adopted, or, with respect to Non-US Company Plans, shall have adopted prior to the Acceptance Time, resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options, Company Stock Appreciation Rights and Company Restricted Stock Units in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans and (C) each other Company Plan and Non-US Company Plan set forth on Section 4.20 of the Company Disclosure Schedule, which resolutions have not been rescinded, modified (other than to add Non-US Company Plans) or withdrawn. The Compensation Committee is (and at all times during the past eighteen (18) months was, and at all times from the date of this Agreement to the first date on which Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.4(a) will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 4.21    Affiliate Transactions. Between January 1, 2013 and the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

Section 4.22    Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23    Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V of this Agreement neither Parent or Purchaser nor any Parent Representative or Affiliate of Parent or Purchaser makes, or has made, any representation or warranty relating to Parent or Purchaser or the business of Parent or Purchaser or otherwise in connection with the Offer and the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Article V of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except, with respect to any Section of this Article V, as set forth in the Parent Disclosure Schedule, Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 5.1      Organization and Qualification. Parent is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation, duly organized and validly existing under the Laws of the State of Delaware. Parent has the requisite limited liability company power and authority, and Purchaser has the requisite corporate power and authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are presently conducted. Each of Parent and Purchaser is duly qualified or licensed to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement. Parent has made available to the Company correct and complete copies of the certificate of formation and limited liability company agreement of Parent and the certificate of incorporation and bylaws of Purchaser.

Section 5.2      Corporate Authority and Approval. Each of Parent and Purchaser has all necessary limited liability company or corporate, respectively, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and Purchaser, and the consummation by each of Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, (i) the approval of the Merger by the Board of Directors of Purchaser in accordance with Section 253 of the DGCL, if applicable, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Enforceability Exception. This Agreement has been duly adopted immediately following its execution by Parent as the sole stockholder of Purchaser in accordance with the DGCL.

Section 5.3      No Conflict; Required Filings and Consents.

(a)        The execution and delivery by Parent and Purchaser of this Agreement do not, and the performance by Parent and Purchaser of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby by Parent and Purchaser, will not, (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of Parent or the certificate of incorporation or bylaws of Purchaser, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any Contract to which Parent or Purchaser is a party, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement.

(b)        The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby by Parent and Purchaser will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity by Parent or Purchaser, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of the Nasdaq, (ii) for the Required Antitrust Approvals, (iii) for the filing of the Certificate of Merger as required by the DGCL and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement.

Section 5.4      Ownership of Purchaser; No Prior Activities. Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Purchaser has not and will not, prior to the Effective Time, have incurred, directly or indirectly, through any Subsidiary or Affiliate or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.5      Litigation. As of the date hereof, there is no Action pending, or to the Knowledge of Parent, threatened against Parent or Purchaser which seeks to, or would reasonably be expected to, prevent or materially impair or delay the consummation of the Offer or the Merger or any of the other transactions provided for herein. As of the date hereof, neither Parent nor Purchaser, nor any of their respective assets or properties, are subject to any Order which would, or would reasonably be expected to, prevent or materially impair or delay the consummation of the Offer or the Merger or any of the other transactions provided for herein.

Section 5.6      Disclosure Documents.

(a)        The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)        The Schedule TO and the Offer Documents, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and the Offer Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.6(b) will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Purchaser in writing by the Company specifically for use therein.

Section 5.7      Sufficiency of Funds. At the Acceptance Time and the Effective Time, Parent will have available, and will make available to Purchaser, all of the funds necessary for the acquisition of all Shares tendered pursuant to the Offer and to pay the Merger Consideration, as the case may be.

Section 5.8      Ownership of Company Common Stock. Other than as specifically contemplated by this Agreement:

(a)        Neither Parent nor any other Bayer Entity is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

(b)        Neither Parent nor any other Bayer Entity owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any Company Subsidiary or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company or any Company Subsidiary (or any other economic interest through derivative securities or otherwise in the Company or any Company Subsidiary).

Section 5.9      Management Agreements. As of the date hereof, other than this Agreement, there are no Contracts, undertakings, commitments, or obligations or understandings between Parent or Purchaser or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of the Affiliates of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.10    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser for which the Company would have any liability.

Section 5.11    Disclaimer of Other Representations and Warranties. Parent and Purchaser each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement neither the Company nor any Company Subsidiary, Company Representative or Affiliate of the Company or any Company Subsidiary makes, or has made, any representation or warranty relating to the Company or any Company Subsidiary or the business of the Company and the Company Subsidiaries or otherwise in connection with the Offer and the Merger, and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in Article IV of this Agreement.

ARTICLE VI

COVENANTS

Section 6.1      Conduct of Business by the Company Pending the Closing.

(a)        The Company agrees that, between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof and the Effective Time, except as expressly set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve substantially intact its business organization and maintain existing relations and goodwill with customers, suppliers and employees in all material respects. Without limiting the foregoing, except as set forth in

Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

(i)         amend or otherwise change the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of the Company Subsidiaries;

(ii)       issue, deliver, sell, dispose of, pledge, grant or otherwise encumber, or authorize, propose or agree to the issuance, delivery, sale, disposition, pledge, grant or encumbrance of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests (other than as permitted pursuant to clause (xi) below, the settlement of existing Company Purchase Rights pursuant to the Employee Stock Purchase Plan or the exercise, conversion or settlement of Company Options, Company Stock Appreciation Rights, Company Restricted Stock Units or Company Convertible Notes outstanding as of the date hereof and in accordance with their respective terms as of the date hereof);

(iii)      declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, Equity Interests, property or a combination thereof) with respect to any of its Equity Interests, other than between the Company and the Company Subsidiaries, or enter into any agreement with respect to the voting or registration of its capital stock;

(iv)      reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except as permitted pursuant to clause (xi) below, or pursuant to (A) the Employee Stock Purchase Plan or the exercise, conversion or settlement of Company Options, Company Stock Appreciation Rights, Company Restricted Stock Units or Company Convertible Notes outstanding as of the date herein in accordance with their respective terms, or (B) employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v)       acquire (including by merger, consolidation or acquisition of Equity Interests or assets) any Person or any assets or securities thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except (w) any such acquisitions, loans, advances, contributions or investments that are in the ordinary course of business consistent with past practice and are for consideration not in excess of $1,000,000 individually, or $2,500,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate, (x) investments of cash on hand in accordance with the Company’s investment policies in the ordinary course of business, (y) acquisitions of assets, including raw materials, supplies and inventory, in the ordinary course of business, and (z) capital expenditures permitted by clause (ix);

(vi)       redeem, repurchase, or prepay (other than in accordance with its terms), defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money;

(vii)      enter into or materially amend or modify (other than extensions at the end of a term in the ordinary course of business) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or terminate, cancel or waive any rights under any such Contract other than in the ordinary course of business;

(viii)    without limitation of Section 6.2, sell, pledge, let lapse, transfer, lease, sublease, license, guarantee, assign, abandon or otherwise dispose of, or encumber or otherwise grant any Lien (other than any Permitted Lien) on, any assets, rights or properties of the Company or any Company Subsidiary (including any Company Intellectual Property), other than, in each case, sales of inventory or surplus equipment or non-exclusive licenses under Company Intellectual Property in the ordinary course of business consistent with past practice;

(ix)      authorize, or make any commitment with respect to, any single capital expenditure in excess of $1,000,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $2,500,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2013 previously made available to Parent;

(x)        enter into any new line of business outside of its existing business segments;

(xi)       (A) except to the extent required by applicable Law or any Company Plan existing on the date of this Agreement, grant or announce any stock option, equity or incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any current or former executive officers, directors or any other employees or consultants of the Company or any Company Subsidiary, (B) hire any new executive officer, (C) except to the extent required by applicable Law or any Company Plan existing on the date of this Agreement, pay or agree to pay any pension, retirement allowance, termination or severance pay, or bonus, (D) except to the extent required by applicable Law or any Company Plan existing on the date of this Agreement, enter into or amend any Company Plan or Contract of employment or any consulting, bonus, severance, retention, retirement or similar Contract, (E) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into, commence participation in, amend, terminate or adopt any new, or increase benefits under any existing, Company Plan or any collective bargaining agreement, or (F) forgive any loans, or issue any loans to any directors, officers, employees or contractors of the Company or any Company Subsidiary;

(xii)     except in accordance with GAAP consistently applied, write up, write down or write off the book value of any assets or, except as may be required by GAAP or as a result of a change in Law, make any material change in accounting principles, policies, practices, procedures or methods;

(xiii)    settle or compromise any material claim or assessment for Taxes, or, except as may be required by applicable Law, materially change any method of Tax accounting, or make or change any Tax election;

(xiv)     without limitation of Section 6.2, merge or consolidate the Company or any Company Subsidiary with or into any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xv)     forgive any loans;

(xvi)    compromise, settle or agree to settle any Action (including any Transaction Litigation) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $1,000,000 individually or $3,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Parent, the Company or any of their respective Affiliates;

(xvii)   (a) encourage customers to make payments earlier than would otherwise reasonably be expected (based on normal customer purchasing patterns) to be made to the Company or the Company Subsidiaries, (b) agree to payment terms or conditions with suppliers that are not consistent in all material respects with past practice, (c) with respect to the Covered Products, make any change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with past practices, other than changes in selling and marketing strategies designed to more fully drive procedural volume and device utilization among both new and existing users through a more disciplined approach to the business utilizing effective business planning, targeting and segmenting of customers and the clinical pathway to train for sustained utilization, or (d) with respect to the Covered Products, engage in the process of positioning inventory with distributors, wholesalers, retailers or customers in excess of customers’ requirements or initiate or engage in any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that could reasonably be expected to result, directly or indirectly, in sales or profits significantly in excess of normal purchasing patterns of customers of the Company and the Company Subsidiaries or users of Covered Products; or

(xviii)    enter into any agreement or arrangement to take any of the foregoing actions.

(b)        Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Acceptance Time. Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

Section 6.2      No Solicitation.

(a)        At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof and the Effective Time, the Company shall not (and shall cause the Company Subsidiaries not to), and shall direct and use its reasonable best efforts to cause the Company Representatives not to:

(i)           initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii)         engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person who has made any Acquisition Proposal; or

(iii)         approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other Contract (other than an Acceptable Confidentiality Agreement as contemplated by Section 6.2(b)) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

The Company shall (and shall cause the Company Subsidiaries to), and shall direct the Company Representatives to, (x) immediately cease all discussions, negotiations and activities with respect to any Acquisition Proposal, (y) to the extent permitted by applicable confidentiality agreements, immediately instruct to be returned or destroyed all confidential information provided by or on behalf of the Company to any Person in connection with a possible Acquisition Proposal, and (z) enforce (and not release, waive, amend or modify the provisions of) any confidentiality, non-solicit or non-use agreements entered into with any Person in connection with a possible Acquisition Proposal, or any standstill agreements entered into with any Person.

(b)        Notwithstanding anything to the contrary contained in Section 6.2(a) but subject to the final proviso of this Section 6.2(b), at any time prior to the Acceptance Time, the Company and the Company Representatives may, subject to compliance with this Section 6.2(b):

(i)         provide information or data in response to a request therefor to a Person who has made a bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal was not solicited, initiated, encouraged or facilitated in material breach of this Agreement and has not been withdrawn) if and only if, prior to providing such information and data, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly, but in any event within 24 hours, make available to Parent any information and data concerning the Company or any Company Subsidiary that is provided to any Person making such Acquisition Proposal and that was not previously made available to Parent or the Parent Representatives; or

(ii)        engage or participate in discussions or negotiations with the Person who has made such a bona fide written Acquisition Proposal, and waive such Person’s noncompliance with the provisions of any standstill agreement to the extent (but only to the extent) necessary to permit such discussions and negotiations;

provided, that prior to taking any action described in Section 6.2(b)(i) or Section 6.2(b)(ii) above, (A) the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (B) the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.

(c)        Except as expressly provided by Section 6.2(d), at any time after the date hereof, the Company Board shall not:

(i)         (w) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify, modify (or publicly propose to withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify) the Company Board Recommendation with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (x) adopt, approve, recommend, or otherwise declare advisable (or publicly propose to adopt, approve, recommend or otherwise declare advisable) any Acquisition Proposal, (y) submit any Acquisition Proposal or any matter related thereto to the vote of the Company Stockholders, or (z) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (w) through (z), a “Company Adverse Recommendation Change”), it being understood that, for the avoidance of doubt, neither the approval or delivery of a Determination Notice or public disclosure thereof shall be deemed a Company Adverse Recommendation Change; or

(ii)        cause or permit the Company or any Company Subsidiary to enter into any Alternative Acquisition Agreement.

(d)        Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time:

(i)         If the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal was not solicited, initiated, encouraged or facilitated in material breach of this Agreement) from any Person that has not been withdrawn and that the Company Board determines in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, and (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if and only if:

(A)       the Company shall have provided prior written notice (a “Determination Notice”), received by Parent at least four (4) Business Days in advance of taking of such action with respect to such Superior Proposal (such period, the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal (which Acquisition Proposal was not solicited, initiated, encouraged or facilitated in material breach of this Agreement) that the Company Board has determined in good faith (based on the information then available and after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has determined to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 6.2(d), which Determination Notice shall specify the identity of the Person or group of Persons making the Acquisition Proposal and the material terms and conditions thereof and shall enclose a copy of the proposed transaction agreements with the Person or Persons making such Acquisition Proposal;

(B)       prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial advisor and legal counsel to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer, so that such Acquisition Proposal would cease to constitute a Superior Proposal;

(C)       after the expiration of the Notice Period, the Company Board concludes in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, and taking into account any revisions to this Agreement made or irrevocably committed to in writing by Parent, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) effecting a Company Adverse Recommendation Change and/or causing the Company to terminate this Agreement to enter into such Alternative Acquisition Agreement with respect to such Superior Proposal, as applicable, is necessary in order for the members of the Company Board to comply with their fiduciary duties to the Company Stockholders under applicable Law; and

(D)       in the case of any termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal pursuant to clause (y) of this Section 6.2(d)(i), such termination shall have been effected in accordance with Section 8.1(c)(ii), including the payment of the Company Termination Fee in accordance with Section 8.4(a)(i);

provided that, in the event of any material revisions to the financial or other material terms of an Acquisition Proposal, the Company will be required to deliver, prior to the Acceptance Time, a new Determination Notice to Parent and to comply with the requirements of this Section 6.2(d)(i) with respect to such Acquisition Proposal (provided, that the Notice Period for any subsequent notice will be shortened from four (4) Business Days to two (2) Business Days from the date of Parent’s receipt of such new Determination Notice, but only if such shortening would result in such Notice Period ending subsequent to the end of the original Notice Period).

(ii)        Other than in response to an Acquisition Proposal, the Company Board may effect a Company Adverse Recommendation Change of the type described in Section 6.2(c)(i)(w) (or in Section 6.2(c)(i)(z) with respect to the authorization, commitment, resolution or agreement to take any actions with respect to an Acquisition Proposal of a type described in Section 6.2(c)(i)(w)), if and only if:

(A)       an Intervening Event shall have occurred;

(B)       the Company shall have provided a Determination Notice, received by Parent a period of time in advance of effecting such a Company Adverse Recommendation Change that is at least as long as the Notice Period, to the effect that an Intervening Event has occurred and that absent any revision to the terms and conditions of this Agreement, the Company Board has determined to effect such a Company Adverse Recommendation Change, which Determination Notice shall describe the Intervening Event and the basis for such determination in reasonable detail;

(C)       prior to effecting such a Company Adverse Recommendation Change, the Company shall, and shall cause its financial advisor and legal counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer; and

(D)       at or following the end of such Notice Period, the Company Board determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, and taking into account such revisions to this Agreement made or irrevocably committed to in writing by Parent, that effecting such a Company Adverse Recommendation Change due to the Intervening Event is necessary in order for the members of the Company Board to comply with their fiduciary duties to the Company Stockholders under applicable Laws;

provided that, in the event of any material changes to the circumstances of any Intervening Event, the Company will be required to deliver, prior to the Acceptance Time, a new Determination Notice to Parent and to comply with the requirements of this Section 6.2(d)(ii) with respect to such Intervening Event (provided that the Notice Period for any subsequent notice will be shortened from four (4) Business Days to two (2) Business Days from the date of Parent’s receipt of such new Determination Notice, but only if such shortening would result in such Notice Period ending subsequent to the end of the original Notice Period).

(e)        Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making accurate disclosure to the Company Stockholders of any factual information regarding the business, financial condition or results of operations of the Company, Parent or Purchaser or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Company Adverse Recommendation Change), or (iii) making any communication that is a limited to a “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, in the case of each of clause (i) and (ii), that any such disclosure (x) reaffirms the Company Board Recommendation, without any modification or qualification thereof and (y) does not contain either an express Company Adverse Recommendation Change or any other statements by or on behalf of the Company or the Company Board that would reasonably be expected to have the same effect as a Company Adverse Recommendation Change.

(f)        From the date of this Agreement until the earlier of the Acceptance Time and the termination of this Agreement in accordance with Sections 8.1 or 8.2 hereof, the Company agrees that it shall promptly (and, in any event, within 24 hours of the Company’s Knowledge of any such event) notify Parent if (i) any inquiries, expressions of interest, proposals or offers (including any modification thereto) with respect to an Acquisition Proposal are received by, (ii) in connection with any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, any non-public information is requested from or (iii) in connection with the submission of an Acquisition Proposal, any discussions or negotiations are sought to be initiated or continued with, the Company, any Company Subsidiary or any Company Representative, indicating, in connection with such notice, the identity of the Person or group of Persons making such communication and the material terms and conditions thereof and thereafter shall keep Parent reasonably informed, on a substantially current basis, of any material developments or modifications to the terms of any such communication and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall (i) provide to Parent, as soon as practicable and in any event within 24 hours after the Company’s dispatch thereof, or Knowledge of receipt thereof (but in any event within one (1) Business Day of such receipt), as the case may be, copies of all written communications and materials, including any draft agreements, sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal and (ii) notify Parent as soon as practicable, and in any event within 24 hours, if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(b).

Parent and the Company agree that any action inconsistent with the restrictions set forth in this Section 6.2 by any Representative of the Company will be deemed to be a breach of this Section 6.2 by the Company.

Section 6.3      Company Stockholders’ Meeting; Proxy Statement.

(a)        If the Short-Form Threshold is not met and approval of this Agreement by the Company Stockholders is required under applicable Law in order to consummate the Merger, as promptly as reasonably practicable following the Acceptance Time, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Certificate of Incorporation and the Company Bylaws, establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL and shall not postpone or adjourn the Company Stockholders Meeting unless the Company determines that it is advisable to do so in order to solicit additional proxies in order to obtain the Company Stockholder Approval or to comply with applicable Law. Following expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company shall take all lawful action to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL.

(b)        In connection with the Company Stockholders’ Meeting, if any, the Company shall prepare and file with the SEC a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company, Parent and Purchaser, as the case may be, shall furnish all information concerning the Company or Parent and Purchaser as the other Party or Parties hereto, as the case may be, may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Proxy Statement, and all other materials used in connection with the Company Stockholders’ Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Stockholders. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent or Purchaser, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party or Parties, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with all applicable Law, including the requirements of the Exchange Act and the Nasdaq.

(c)        Unless this Agreement is earlier terminated pursuant to Section 8.1 or Section 8.2 hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

(d)        Each of Parent and Purchaser shall vote all Shares acquired in the Offer (or otherwise beneficially owned by them or any of their respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholders’ Meeting, at any postponement or adjournment thereof, or otherwise.

Section 6.4      Short-Form Merger. Notwithstanding the provisions of Section 6.3 hereof, in the event that the Bayer Entities shall own in the aggregate at least ninety percent (90%) of the issued and outstanding Shares pursuant to the Offer or otherwise (including as a result of the exercise of the Top-Up Option or pursuant to any Subsequent Offering Period) (the “Short-Form Threshold”), subject to satisfaction of the conditions set forth in Section 7.1(b) and Section 7.1(c), Parent and Purchaser shall take all necessary and appropriate action to effect the Merger and to cause the Effective Time to occur as promptly as reasonably practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

Section 6.5      Access to Information; Confidentiality.

(a)        Access to Information. Subject to Section 1.2(b) and Section 6.5(b), and subject to applicable Law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof and the Effective Time, the Company shall, and shall use its reasonable best efforts to cause each of its Representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Purchaser and each of their respective Representatives (collectively, “Parent Representatives”) reasonable access, during normal business hours and upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and (ii) promptly furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Purchaser or any Parent Representative may reasonably request; provided, however, until the Effective Time, the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the Confidentiality Agreement or a similar agreement with the Company with respect to such information or (B) provide access to or furnish any information if doing so would violate any applicable Law or Contract, or where such access to information would involve the waiver or loss of an attorney-client or work product privilege so long as the Company has reasonably cooperated with Parent to permit such inspection of, or to disclose such, information on a basis that does not compromise or waive such privilege with respect thereto; provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form. No investigation pursuant to this Section 6.5(a) shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the Parties under this Agreement.

(b)        Confidentiality and Restrictions. With respect to any information disclosed pursuant to Section 6.5(a), Parent and Purchaser shall comply with, and shall use its reasonable best efforts to cause the Parent Representatives to comply with, all of their respective obligations under the Confidentiality Agreement or any similar agreement entered into between the Company and any Person to whom the Company or any Company Representative provides information pursuant to this Section 6.5, and all information disclosed to Parent, Purchaser or any Parent Representative pursuant to Section 6.5(a) shall be subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time and the expiration of the Confidentiality Agreement according to its terms.

Section 6.6      Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement, including Section 6.2, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Annex A and Article VII to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as promptly as reasonably practicable, including using reasonable best efforts to prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and using reasonable best efforts to obtain as promptly as reasonably practicable all material consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary, proper or advisable to be obtained from any Third Party or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereby agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, (ii) make all necessary notifications, filings or registrations necessary to obtain any other material Required Antitrust Approvals within ten (10) Business Days of the date of this Agreement, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and (iv) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.6 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or other Antitrust Laws as promptly as reasonably practicable.

(b)        Each of Parent and the Company shall cooperate with each other in (i) determining whether any filings are required to be made with, or consents, Permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any Third Parties or Governmental Entities under any other applicable Laws in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (ii) timely making all such required filings and timely seeking all such required consents, Permits, authorizations, advance ruling certificates, no-action letters or approvals.

(c)        Subject to Section 6.5 and applicable Law, each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application required to be made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable.

(d)        Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the obtaining of any consents, approvals, registrations, authorizations, waivers, Permits and Orders contemplated by this Section 6.6, including promptly furnishing the other with copies of notices or other communications received by Parent, Purchaser or any Parent Representative, or the Company, any Company Subsidiary or any Company Representative, as the case may be, from any Third Party or any Governmental Entity with respect to its right to approve or otherwise consent to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry unless, to the extent permitted by such Governmental Entity, it consults with the other Party in advance and gives the other Party and its Representatives the opportunity to attend and participate thereat.

(e)        In furtherance and not in limitation of the covenants of the Parties contained in Section 6.6(a) through Section 6.6(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the United States Federal Trade Commission, the United States Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement.

(f)        Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that neither this Section 6.6 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or any of its Subsidiaries or Affiliates or the Company or any of its Affiliates, in order to obtain any required approval from any Governmental Entity or any Third Party, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Acceptance Time or the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other material action or agree or consent to any material limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates) (any action contemplated by clauses (i) or (ii) referred to as, a “Material Restriction”).

Section 6.7      Notices of Certain Events. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof and the Effective Time, each of the Company and Parent shall promptly notify the other of (a) to such Party’s

Knowledge, the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause (i) the occurrence or existence of any of the conditions to the Offer set forth in Annex A at any scheduled Expiration Date or (ii) any condition to the obligations of any Party to effect the Merger set forth in Article VII not to be satisfied, or (b) any Action commenced against such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated hereby (the “Transaction Litigation”).

Section 6.8      Publicity. The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in a mutually agreed upon form and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Offer, the Merger or any other transaction contemplated by this Agreement. No Party shall issue any such press release or make any such public announcements prior to such consultation, except to the extent the disclosing Party determines, based on advice of counsel, that it is required or reasonably necessary to do so by applicable Law or any listing agreement with a securities exchange, in which case such Party shall use reasonable best efforts to consult with the other Party before issuing or making any such press release or public announcement. Notwithstanding the foregoing, in connection with any action by the Company or the Company Board contemplated by Section 6.2(d), and any action by Parent or Purchaser relating thereto, no Party shall be required to consult with any other Party prior to issuing any press release or otherwise making public announcements with respect to such actions, the reasons for such actions or any additional information reasonably related to such actions.

Section 6.9      Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation.

Section 6.10    Employee Matters.

(a)        For the period of time commencing on the Acceptance Time and ending no earlier than the first anniversary of the Acceptance Time or, with respect to Continuing Employees who participate in a sales commission program, ending no earlier than December 31, 2013, Parent shall, or shall cause the Surviving Corporation to, provide each Continuing Employee with total cash compensation opportunities at least as favorable in the aggregate as the total cash compensation opportunities provided to the Continuing Employee by the Company immediately prior to the Acceptance Time.

(b)        Without limiting paragraph (a) of this Section 6.10, (i) Parent shall explicitly assume and agrees to perform, or to cause to be performed, the obligations of the Company in respect of any Continuing Employee under those agreements set forth on Section 6.10(b)(i) of the Company Disclosure Schedule and

(ii) for a period of one (1) year following the Acceptance Time, Parent and the Company agree to take the actions set forth on Section 6.10(b)(ii) of the Company Disclosure Schedule. Except as otherwise required under applicable Laws, Continuing Employees shall be considered to be employed by Parent “at will” and nothing shall be construed to limit the ability of Parent or the Surviving Corporation to terminate the employment of any such Continuing Employee at any time.

(c)        As of and following the Effective Time, Parent will either (i) continue Company Plans with respect to Continuing Employees, (ii) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, per personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii), such that such Continuing Employees and, as applicable, their eligible dependents, shall continue to be covered by employee benefit plans, programs or policies that are on terms substantially no less favorable in the aggregate than those provided to similarly situated employees of Parent, including with respect to geographical location. To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any Company Subsidiary or any of their predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation, any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the date Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of Company’s or its Subsidiaries’ health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(d)        From and after the date of this Agreement until the Effective Time, prior to making any written or formal oral communications to employees, officers or consultants of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication. Between the date of this Agreement and the Effective Time, the Company shall use its reasonable best efforts to assist Parent in entering into Parent’s standard documents relating to compensation and benefits in respect of periods after the Effective Time with each of the Continuing Employees.

(e)        Notwithstanding anything in this Section 6.10 to the contrary but consistent with this Section 6.10, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time.

(f)         The parties hereto acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof or (ii) to continued employment with Parent or any of its Affiliates.

Section 6.11    Indemnification of Directors and Officers.

(a)        Parent and Purchaser agree that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation and the Company Bylaws or similar organizational documents of any Company Subsidiary or under any indemnification, employment or other similar agreements between any Indemnified Party and the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement, with respect to matters occurring prior to the Effective Time, shall survive the Merger and continue in full force and effect in accordance with their respective terms for a period of six (6) years from and after the Effective Time. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such obligations. For a period of six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving

Corporation to contain provisions no less favorable with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Certificate of Incorporation and the Company Bylaws.

(b)        Prior to the Effective Time the Company shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless, and, for a period of six (6) years from and after the Effective Time, Parent shall and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Laws, indemnify and hold harmless, each present and former director or officer of Company and the Company Subsidiaries and each such Person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors or in serving at the request of the Company or any Company Subsidiary, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

(c)        In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.11.

(d)        At or prior to the Acceptance Time, and in any event, prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a non-cancellable extension (or “tail”) of the directors’ and officers’ liability insurance coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (such period, the “Tail Period”) with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with a same or better credit rating than the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies and covering each Person currently covered by the Company’s existing policies. Parent shall, and shall cause the Surviving

Corporation to, maintain such “tail” policies in full force and effect through such six (6) year period. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, then from the Effective Time through the end of the Tail Period, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current D&O Insurance covering each Person currently covered by the Company’s D&O Insurance for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in the applicable capacity on terms with respect to such coverage and amounts no less favorable than those of such D&O Insurance policies in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such D&O Insurance policies exceed in any one (1) year during the Tail Period 250% of the current aggregate annual premiums paid by the Company for such purpose, it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided, further, that Parent or the Surviving Corporation may substitute therefor D&O Insurance policies of any nationally recognized reputable insurance company with a same or better credit rating than the Company’s current insurance carrier with respect to D&O Insurance.

(e)        The provisions of this Section 6.11 shall (i) survive the consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. From and after the Acceptance Time, the provisions of this Section 6.11 may not be amended in any manner adverse to any Indemnified Party without his or her consent.

Section 6.12    Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including (a) any dispositions of Shares (including Company Restricted Stock Units, Company Stock Appreciation Rights and derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and (b) the cancellation of Company Options as contemplated by Section 3.5 hereof, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13    Rule 14d-10 Matters.

(a)        Notwithstanding anything in this Agreement to the contrary, the Company shall not, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any director, officer or employee of the Company or any

Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq Listing Rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

(b)        The Compensation Committee of the Company Board will adopt prior to the Acceptance Time resolutions approving as an Employment Compensation Arrangement (A) each Non-US Company Plan, (B) the treatment of the Company Stock Options, Company Stock Appreciation Rights and Company Restricted Stock Units in accordance with the terms set forth in this Agreement, the applicable Non-US Company Plan and any applicable Company Plans and (C) each other Non-US Company Plan set forth on Section 4.20 of the Company Disclosure Schedule, which resolutions shall not be rescinded, modified or withdrawn.

Section 6.14    Takeover Provisions. Parent, the Company and their respective Boards of Directors shall (a) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement or the transactions provided for herein, including the Offer and the Merger, and (b) if any Takeover Provision becomes applicable to this Agreement or the transactions contemplated herein, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on Parent and Purchaser, this Agreement and the transactions provided for herein.

Section 6.15    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the Nasdaq) to cause the delisting of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.16    Treatment of Company Convertible Notes. The Company shall comply, and following the Effective Time, Parent shall cause the Company and the Surviving Corporation, as applicable, to comply, with the terms of that certain Indenture, dated as of December 23, 2011 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee, including Section 11.03 and Section 14.07 thereof, in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on any written notice or communication to or with holders of Company Convertible Notes or with the Trustee under the Indenture, in each case prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comment made by Parent, Purchaser or their counsel. The Company shall keep Parent and Purchaser reasonably informed on a substantially current basis of material communications with such Persons.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1      Conditions.   The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)        Company Stockholder Approval. This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if required by applicable Law.

(b)        Purchase of Tendered Shares. Purchaser shall have accepted for payment and paid for the Shares tendered and not withdrawn pursuant to the Offer.

(c)        No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger.

ARTICLE VIII

TERMINATION

Section 8.1      Termination Prior to the Acceptance Time. This Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Acceptance Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, as follows:

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company if Purchaser shall not have validly accepted for payment Shares tendered pursuant to the Offer on or before September 10, 2013 (the “End Date”); provided, however, that either the Company or Parent may, upon written notice to the other Party, extend the End Date to October 15, 2013 if the condition set forth in clause (ii) of Annex A hereto has not been satisfied prior to the End Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of any covenant or obligation under this Agreement has been the primary cause of the failure of the Acceptance Time to occur prior to such End Date;

(c)        by the Company:

(i)         if (A) Parent or Purchaser shall have breached in any material respect any of the covenants or agreements made by it in this Agreement, or (B) any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have been materially inaccurate when made or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), and, in the case of either clause (A) or (B), such breach is reasonably likely to prevent, materially delay or impair the ability of Parent and Purchaser to consummate the Offer and the Merger, and such breach is incapable of being cured by the End Date or is not cured by Parent or Purchaser, as applicable, within twenty (20) Business Days after Parent receives written notice of such breach from the Company; or

(ii)       concurrently with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement concerning a Superior Proposal, if the Company has complied in all material respects with the notice, negotiation and other requirements set forth in Section 6.2 with respect to such Superior Proposal; provided that the right of the Company to terminate this Agreement pursuant to this Section 8.1(c)(ii) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 8.4(a)(i), and any purported termination pursuant to this Section 8.1(c)(ii) shall be void and of no force or effect if the Company shall not pay the Company Termination Fee in accordance with Section 8.4(a)(i); or

(iii)      if Purchaser has not commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten (10) Business Days following the date hereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if (x) such failure to commence the Offer has resulted primarily from the breach of this Agreement by the Company or (y) prior to termination of this Agreement pursuant to this Section 8.1(c)(iii), Purchaser has so commenced the Offer; or

(d)        by Parent if:

(i)         (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company; or (B) any of the representations and warranties of the Company set forth in this Agreement shall have been materially inaccurate when made or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), and, in the case of either clause (A) or (B), such breach would cause any of the conditions to the Offer set forth in clauses (iii)(A) or (iii)(B) in Annex A hereto not to be satisfied at any scheduled Expiration Time, and such breach is incapable of being cured by the End Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Parent; or

(ii)        the Company Board shall have (A) effected a Company Adverse Recommendation Change, (B) failed, at any time following the Company’s receipt of an Acquisition Proposal not subject to Regulation 14D under the Exchange Act, to publicly reaffirm the Company Board Recommendation within five (5) Business Days after receipt of any written request by Parent therefor, or (C) failed to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, and publicly reaffirm the Company Board Recommendation, within ten (10) Business Days after the commencement of such Acquisition Proposal.

Section 8.2      Termination Before or After the Acceptance Time. This Agreement may be terminated and the Offer and the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the Party terminating this Agreement pursuant to this Section 8.2 shall give prompt written notice of such termination to the other Parties), by either Parent or the Company if (a) any Order of any Governmental Entity having competent jurisdiction is entered permanently enjoining the Company, Parent or Purchaser from consummating the Offer or the Merger and such Order has become final and nonappealable, or (b) if there shall be any Law that makes the consummation of the Offer or the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any Party whose breach of any provision of this Agreement was the primary cause of the imposition of any such Order or Law.

Section 8.3      Notice of Termination. The Party desiring to terminate this Agreement pursuant to Section 8.1 (other than under Section 8.1(a)) or Section 8.2 shall give prompt written notice of such termination to the other Parties specifying the provision or provisions of Section 8.1 or Section 8.2 pursuant to which such termination is effected.

Section 8.4      Termination Fee.

(a)        Company Termination Fee.

(i)         In the event this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), the Company shall pay the Company Termination Fee to Parent simultaneously with such termination by wire transfer of same day funds to one or more accounts designated by Parent (or, if such account(s) have not been designated by Parent prior to such termination, promptly, but in any event within two (2) Business Days, following the designation thereof in writing to the Company by Parent).

(ii)        In the event this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), the Company shall pay the Company Termination Fee to Parent promptly, but in any event within two (2) Business

Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent (or, if such account(s) have not been designated by Parent, promptly, but in any event within two (2) Business Days following the designation thereof in writing to the Company by Parent).

(iii)      In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or by Parent or the Company pursuant to Section 8.1(b), and at the time of such termination by Parent or the Company pursuant to Section 8.1(b), the condition set forth in clause (ii) of Annex A has been satisfied, (B) prior to the time of such termination an Acquisition Proposal (or an intention (whether or not conditional) to make an Acquisition Proposal) shall have been publicly announced, commenced or disclosed by a Third Party, and such announcement, commencement or disclosure shall not have been publicly withdrawn or rescinded at least five (5) Business Days prior to the End Date (in the case of a termination pursuant to Section 8.1(b)) or at least five (5) Business Days prior to the date of such termination (in the case of a termination pursuant to Section 8.1(d)(i)) and (C) at any time after the execution of this Agreement and prior to the date that is twelve (12) months after the termination of this Agreement, a Subsequent Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to, or approves or recommends to the Company Stockholders or otherwise does not oppose, a Subsequent Transaction which thereafter is consummated, the Company shall, promptly, but in any event within two (2) Business Days after the date on which such Subsequent Transaction is consummated, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of this Section 8.4(a)(iii), an Acquisition Proposal shall mean a transaction that, if consummated, would constitute a Subsequent Transaction.

(iv)      For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one (1) occasion.

(b)        Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) the amounts payable pursuant to Section 8.4(a) are not a penalty or liquidated damages, and (iii) without the agreements contained in Section 8.4(a) and this Section 8.4(b), Parent and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the Company Termination Fee when due pursuant to Section 8.4(a) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 8.4(a), the Company shall pay to Parent reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Parent in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 8.5      Effect of Termination. Except as otherwise set forth in this Section 8.5, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1 or Section 8.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective directors, managers, officers, equityholders, employees and other Representatives with respect to the Agreement; provided, however, that the provisions of Section 8.4, this Section 8.5, Article IX, Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of its covenants or agreements or willful and intentional breach of any representation or warranties set forth in this Agreement made by such Party. Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages. For purposes of this Agreement, “willful and intentional breach” means a breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expect to, cause a breach of this Agreement.

ARTICLE IX

DEFINED TERMS

Section 9.1      Certain Definitions. For purposes of this Agreement, the term:

(a)        “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement on substantially the same terms (or terms more favorable to the Company) as those set forth in the Confidentiality Agreement (other than Section 7 thereof, which need not be included therein).

(b)        “Acquisition Proposal” shall mean any proposal, offer, inquiry or indication of interest, whether written or otherwise, relating to (i) any acquisition by any Person of Equity Interests that, if consummated, would result in any Third Party beneficially owning Equity Interests representing fifteen percent (15%) or more of the voting power of the Equity Interests of the Company, (ii) any merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, business combination or similar transaction involving the Company or any Company Subsidiary and any Third Party, (iii) any sale of assets, exclusive license, liquidation, dissolution, disposition or other transaction which would result in any Third Party acquiring, or exclusively licensing, assets representing, directly or indirectly, fifteen percent (15%) or more of the revenues or fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole, or (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party beneficially owning Equity Interests representing fifteen percent (15%) or more of the voting power of the Company.

(c)        “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interests, by Contract or otherwise.

(d)        “Antitrust Laws” shall mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

(e)        “Bayer Entities” shall mean Bayer AG and its Subsidiaries.

(f)        “Blue Sky Laws” shall mean state securities or “blue sky” Laws.

(g)        “Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

(h)        “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(i)         “Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, as amended through the date hereof.

(j)         “Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof.

(k)        “Company Convertible Notes” means those certain 5.00% Convertible Senior Notes due 2031, issued pursuant to the Indenture, dated as of December 23, 2011, between the Company and Wells Fargo Bank, National Association, as Trustee, in an initial aggregate principal amount of $50 million.

(l)         “Company Director Deferred Fee Plan” shall mean the Company’s Deferred Fee Plan for Directors.

(m)      “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (it being understood and agreed that (i) the disclosure of any fact or item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to each other Section or subsection of this Agreement or the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or subsection and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material).

(n)        “Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

(o)        “Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence (each an “Event”) that, individually or taken together with other Events, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that the following Events shall not constitute, either individually or in combination, a “Company Material Adverse Effect,” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) Events affecting the economy or financial or capital markets in the United States or elsewhere in the world generally; (ii) changes in GAAP or in any Law applicable to the Company or any of its Subsidiaries, or any interpretation thereof after the date hereof; (iii) terrorism or national political conditions including the engagement by any country in hostilities, or the escalation or worsening thereof; (iv) Events generally affecting the medical device industry; (v) any failure, in and of itself, by the Company to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date hereof; (vi) any change, in and of itself, in the trading price or trading volume of Company Common Stock on the Nasdaq; (vii) any Events proximately caused by the announcement, pendency or consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement (provided, however, that the exception in this clause (vii) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.3) or proximately resulting from compliance with the terms of this Agreement; or (viii) Events relating to the Products, including Product candidates and Products in development, of any Person (other than the Company or any Company Subsidiary), including the entry into the market of Products competitive with the Covered Products, including any indication of the Covered Products; provided, however, that Events set forth in clauses (i), (ii), (iii) and (iv) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur only to the extent that such Events have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the medical device industry, and then only to the extent of such disproportionality; provided, further, that the underlying causes of any Events set forth in clauses (v) and (vi) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

(p)        “Company Option” shall mean any option to acquire Company Common Stock granted pursuant to any Company Stock Plan, other than the Employee Stock Purchase Plan.

(q)        “Company Phantom Unit” shall mean phantom unit held under the Company Director Deferred Fee Plan representing the right to receive the value of a share of Company Common Stock.

(r)         “Company Purchase Right” shall mean a right to purchase Company Common Stock granted pursuant to the Employee Stock Purchase Plan.

(s)        “Company Restricted Stock Unit” shall mean an award granted pursuant to any Company Stock Plan to deliver Shares upon the achievement of specified vesting criteria.

(t)         “Company Stock Appreciation Right” shall mean any stock appreciation right with respect to shares of Company Common Stock granted pursuant to any Company Stock Plan.

(u)        “Company Stock Plans” shall mean, other than the Company Director Deferred Fee Plan, all employee and director stock plans or arrangements of the Company, including the Employee Stock Purchase Plan, the Company 2001 Equity Incentive Plan, as amended, the Company Amended and Restated 2002 Non-Qualified Stock Option Plan, as amended, and the Company 2010 Equity Incentive Award Plan, as amended, and all individual consultant, employee, director or other Contracts that provide for any right granted by the Company of any kind to receive Shares or benefits measured by the value of a number of Shares, or any other award of any kind consisting of Shares (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents).

(v)        “Company Termination Fee” shall mean an amount in cash equal to $37.3 million.

(w)       “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of February 15, 2013, between the Company and Parent, as such agreement may be amended from time to time.

(x)        “Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary at the Effective Time.

(y)        “Contract” shall mean with respect to a Person any oral or written note, bond, mortgage, indenture, Lease, sublease, license, sublicense, purchase order, contract, agreement, arrangement or other understanding or obligation that is legally binding on such Person.

(z)        “Covered Products” shall mean, collectively, the Company’s ESSURE products (including, in each case, its respective handle, insertion catheter, microdevice, Dry Flow introducer, and any other components comprising the ESSURE system), including Model ESS-005 (gamma catheter), Model ESS205 (coil catheter) with split introducer, Model ESS-205, Model ESS-305, Model ESS-305 with coil catheter, Model ESS-305 with solder ball anchor, Model ESS305-Graceland (nitinol inner and outer coil), Model ESS305 (purple handle) and DryFlow introducer, Model ESS-305+, Model ESS305+ (modified delivery system/catheter design with EssureTrac – 2 step detachment and deployment), Model ESS-505, Model ESS505 (modified delivery system/catheter design with EssureTrac; addition of hydrogel to Essure insert; 3-step detachment and deployment), Model ESS505 (modified delivery system/catheter design with EssureTrac; addition of hydrogel to Essure insert; 2-step detachment and deployment) and Model ESS-605.

(aa)      “Employee Stock Purchase Plan” means the Company 1995 Employee Stock Purchase Plan, as amended.

(bb)      “Environmental Law” shall mean any Law relating to public health and safety, worker health and safety, pollution, contamination or cleanup, protection or restoration of the environment or natural resources, or the Release of any materials into the environment, including those related to Hazardous Materials or air emissions or wastewater discharges.

(cc)      “Equity Interest” shall mean any capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued by such Person.

(dd)      “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ee)      “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(ff)       “Governmental Entity” shall mean any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case of competent jurisdiction and with authority to act with respect to the matter in question.

(gg)      “Hazardous Materials” shall mean any (i) petroleum products, derivatives or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde foam insulation, toxic mold or fungi or polychlorinated biphenyls and (ii) other chemicals, substances, waste or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Environmental Law or for which liability or standards of conduct may be imposed pursuant to any applicable Environmental Law.

(hh)      “HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ii)        “Intellectual Property” shall mean any and all of the following: (i) all inventions and all patents, patent applications, patent disclosures, together with all reissues, renewals, substitutions, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith (collectively, “Patents”); (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, and registrations or applications for any of the foregoing (collectively, “Trademarks”); (iii) all trade secrets, confidential business information, and know-how (collectively, “Trade Secrets”); (vi) copyrights in any media (including software, website content, databases and documentation), including all registrations and applications for the foregoing and all renewals, extensions and reissuances thereof (collectively, “Copyrights”); and (v) all software (including source code, executable code, systems, networks tools, data, databases, firmware and related documentation).

(jj)        “Intervening Event” means a material event, occurrence, fact or change that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement, which event, occurrence, fact or change becomes known to the Company Board prior to the Acceptance Time; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

(kk)      “IRS” shall mean the Internal Revenue Service.

(ll)        “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed with respect to the Company on Section 9.1(ll) of the Company Disclosure Schedule after reasonable inquiry of their direct reports, and (ii) in the case of Parent, Purchaser or any other Subsidiary of Parent, the actual knowledge of the Persons listed with respect to Parent on Section 9.1(ll) of the Parent Disclosure Schedule after reasonable inquiry of their direct reports.

(mm)    “Law” shall mean any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, code, requirement, ordinance, edict, decree, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(nn)      “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

(oo)      “Leases” shall mean all written leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Company Subsidiary holds any Leased Real Property.

(pp)      “Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

(qq)      “made available” shall mean that the Company, any of the Company Subsidiaries or any of their respective Representatives have delivered or made available such information, documents or other materials to Parent, Purchaser or any of their respective Representatives, including by providing such information, documents or other materials in hard copy form, by electronic mail, in the virtual data room maintained by the Company in connection with the transactions contemplated by this Agreement or otherwise, or that such information, documents or other materials have been publicly filed or publicly furnished in unredacted form with the SEC.

(rr)       “Nasdaq” shall mean The Nasdaq Global Select Market.

(ss)       “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(tt)        “Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (it being understood and agreed that (i) the disclosure of any fact or item in any Section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to each other Section or subsection of this Agreement or the Parent Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or subsection and (ii) the disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material).

(uu)      “Permit” shall mean any permit, license, franchise, registration, qualification, right, variance, certificate, authorization, approval, clearance, or certification of any Governmental Entity.

(vv)      “Permitted Encumbrances” shall mean: (i) Liens for Taxes not yet due and payable (or those Taxes that are being contested in good faith by appropriate proceedings), (ii) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable or are being contested in good faith, (iii) landlord’s and other statutory Liens, and (iv) Liens with respect to leased equipment.

(ww)   “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

(xx)     “Products” with respect to any Person shall mean medical device products being researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, commercialized or sold by such Person, including, with respect to the Company, the Covered Products.

(yy)     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

(zz)      “Release” shall mean any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

(aaa)    “Representatives” shall mean, with respect to any Person, such Person’s controlled Affiliates and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives acting on its or their behalf.

(bbb)   “Required Antitrust Approvals” shall mean any required filing, consent, approval or action required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filing, consent, approval or action pursuant to (i) the HSR Act and (ii) any other Antitrust Law in order to consummate the transactions contemplated by this Agreement.

(ccc)    “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(ddd)   “SEC” shall mean the United States Securities and Exchange Commission.

(eee)    “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(fff)     “Subsequent Transaction” shall mean any Acquisition Proposal that results or would result in any Third Party beneficially owning Equity Interests representing more than fifty percent (50%) of the voting power of the Equity Interests of the Company or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the revenues or fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole.

(ggg)    “Subsidiary” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(hhh)    “Superior Proposal” shall mean a bona fide written Acquisition Proposal that was not solicited, initiated, encouraged or facilitated in material breach of this Agreement and that, if consummated, would result in any Third Party beneficially owning Equity Interests representing more than fifty percent (50%) of the voting power of the outstanding Equity Interests of the Company or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the revenues or fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole, which the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions of such Acquisition Proposal (including the financial, Tax and regulatory aspects and the availability of committed financing), the Person making the proposal, and the likelihood of consummation of such Acquisition Proposal, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company Stockholders than the transactions provided for in this Agreement (in each case taking into account any revisions to this Agreement made or irrevocably committed to in writing by Parent).

(iii)      “Tax” or “Taxes” shall mean any and all United States federal, state or local or non-United States taxes or other similar governmental charges in the nature of a tax, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat or unclaimed property, alternative or add-on minimum, environmental, premium, customs, social security, unemployment, sick pay, disability, registration and other taxes, together with any additions to tax, penalties and interest imposed with respect thereto.

(jjj)      “Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

(kkk)   “Third Party” shall mean any Person or “group” (as defined under Section 13(d) of the Exchange Act) other than the Company, the Company Subsidiaries, Parent, the other Bayer Entities, including Purchaser, and the respective controlled Affiliates of the foregoing.

(lll)      “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Section 9.2      Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 4.12
Acceptance Time	Section 1.4(a)
Agency Permits	Section 4.7(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(a)(ii)
Board Appointment Date	Section 1.4(a)
Certificate of Merger	Section 2.2(a)
Certificates	Section 3.2(b)
Closing	Section 2.1
Closing Date	Section 2.1
Company	Preamble
Company Adverse Recommendation Change	Section 6.2(c)(i)
Company Board	Recitals
Company Board Recommendation	Section 4.2(c)
Company Common Stock	Recitals
Company Disclosure Documents	Section 4.10(a)
Company Financial Advisor	Section 4.2(e)
Company Financial Statements	Section 4.5(b)(i)
Company Intellectual Property	Section 4.15(a)
Company Material Contract	Section 4.11(a)
Company Plan(s)	Section 4.13(a)
Company Preferred Stock	Section 4.4(a)
Company Representatives	Section 6.5(a)
Company SEC Filings	Section 4.5(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 6.3(a)
Company Stockholder Approval	Section 4.2(b)
Company Subsidiary	Section 4.1(b)
Compensation Committee	Section 4.21
Continuing Directors	Section 1.4(a)
D&O Insurance	Section 6.11(d)
Determination Notice	Section 6.2(d)(i)(A)
DGCL	Recitals
Dissenting Shares	Section 3.4
Dissenting Stockholder	Section 3.4
Effective Time	Section 2.2(a)
Employment Compensation Arrangement	Section 4.21
End Date	Section 8.1(b)
Enforceability Exception	Section 4.11(b)
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(a)

Exchange Fund	Section 3.2(a)
Expiration Date	Section 1.1(b)(i)
FDA	Section 4.7(a)
FDCA	Section 4.7(c)
Final Purchase Date	Section 3.6
Indemnified Parties	Section 6.11(a)
Indenture	Section 6.16
Independent Directors	Section 1.4(c)
Investments	Section 4.4(e)
IT Assets	Section 4.15(e)
Material Leased Real Property	Section 4.18
Material Real Property Leases	Section 4.18
Material Restriction	Section 6.6(f)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Minimum Condition	Section 1.1(b)(i)
Non-U.S. Company Plan(s)	Section 4.13(b)
Notice Period	Section 6.2(d)(i)(A)
Offer	Recitals
Offer Documents	Section 1.1(g)
Offer Price	Recitals
Offer to Purchase	Section 1.1(g)
Parent	Preamble
Parent Insider	Section 1.4(a)
Parent Representatives	Section 6.5(a)
Party	Preamble
Paying Agent	Section 3.2(a)
Proxy Statement	Section 6.3(b)
Purchaser	Preamble
Safety Notice	Section 4.7(e)
Schedule TO	Section 1.1(g)
Schedule 14D-9	Section 1.2(a)
Shares	Recitals
Short-Form Threshold	Section 6.4
Subsequent Offering Period	Section 1.1(f)
Surviving Corporation	Section 2.2(b)
Tail Period	Section 6.11(d)
Takeover Provisions	Section 4.2(d)
Top-Up Option	Section 1.3(a)
Transaction Litigation	Section 6.7

ARTICLE X

GENERAL PROVISIONS

Section 10.1    Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time. None of the covenants or agreements in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article X, the agreements of Parent, Purchaser and the Company in Article I (The Offer), Article III (Conversion of Securities;

Exchange of Certificates) and Section 6.11 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 10.2    Amendment. Subject to Section 1.4(b), and to the extent permitted by applicable Law, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Acceptance Time or the Company Stockholder Approval; provided, however, that (a) after the Acceptance Time, there shall be no amendment that decreases the Merger Consideration or to Section 6.11, and (b) that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Law, requires further approval by such stockholders may be made without such stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Section 10.3    Extension; Waiver. At any time prior to the Effective Time, subject to Section 1.4(b), the Parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants or conditions contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Law requires further approval by such stockholders may be made without such stockholder approval. Any such extension or waiver shall be valid only if set forth in a written instrument signed by Parent and the Company. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 10.4    Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by electronic mail, or on next Business Day if transmitted by international overnight courier, in each case addressed as follows:

If to Parent or Purchaser, at:

Bayer Aktiengesellschaft

BAG-LPC-MA

Kaiser-Wilhelm-Allee, Q26

D-51368 Leverkusen

Germany

Attention: Dr. Jan Heinemann

E-mail: jan.heinemann@bayer.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Matthew G. Hurd

E-mail: hurdm@sullcrom.com

If to the Company, at:

Conceptus, Inc.

331 E Evelyn Avenue

Mountain View, CA 94041

Attention: General Counsel

E-mail: julie_brooks@conceptus.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:        Michael W. Hall

                         Peter F. Kerman

E-mail:            mike.hall@lw.com

                         peter.kerman@lw.com

or, in each case, to such other address as shall be given in writing by any such Person to each of the other Parties in accordance with this Section 10.4.

Section 10.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.6    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7    Entire Agreement. This Agreement (together with the Exhibits, Annex, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.8    Governing Law; Jurisdiction.

(a)        This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)       Any Action between the Parties, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the Court of Chancery of the State of Delaware, or in any direct appellate court therefrom; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the Federal courts of the United States located in the State of Delaware, or in any direct appellate court therefrom. Each of the Parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal Action between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 10.8. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 10.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10  Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. The Parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.11  No Third-Party Beneficiaries. Except as provided in Section 6.11, each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third-party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs.

Section 10.12  Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action (including Purchaser and the Surviving Corporation), such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

Section 10.13  Fees and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred in connection with the transactions contemplated by Article III. The Company and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of any such amounts, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, any such amounts payable in connection therewith. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger are consummated.

Section 10.14  Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.15  Interpretation; Headings. In this Agreement, unless otherwise specified, the following rules of interpretation apply: (a) references to Sections, Schedules, Annexes and Exhibits are references to sections or sub-sections, schedules, annexes and exhibits to, this Agreement; (b) references to any Person include references to such Person’s successors and permitted assigns; (c) words importing the singular include the plural and vice versa; (d) words importing one gender include the other gender; (e) references to the word “including” do not imply any limitation; (f) references to months are to calendar months; (g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (h) references to “$” or “dollars” refer to U.S. dollars; and (i) a defined term has its defined meaning throughout this Agreement and in each Exhibit, Annex and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.16  Counterparts; Delivery by Facsimile or Electronically.

(a)        This Agreement may be executed by original or facsimile signature and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)        This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BAYER HEALTHCARE LLC

By:	/s/ Daniel Apel
	Name:	Daniel Apel
	Title:	President and Chief Executive Officer

EVELYN ACQUISITION COMPANY

By:	/s/ Paul Bedard
	Name:	Paul Bedard
	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

CONCEPTUS, INC.

By:	/s/ D. Keith Grossman
	Name:	D. Keith Grossman
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of April 28, 2013 (the “Agreement”), by and among Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), Evelyn Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Conceptus, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return Shares tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any Shares tendered in the Offer if (i) the Minimum Condition shall not have been satisfied at the Expiration Date; (ii) the waiting period under the HSR Act applicable to the transactions contemplated by the Agreement shall not have expired or been terminated at or prior to the Expiration Date; or (iii) any of the following conditions shall exist or has occurred and is continuing at the Expiration Date:

(A)      (1) any of the representations and warranties of the Company set forth in the Agreement (other than the representations and warranties set forth in Section 4.4(a), Section 4.4(b) and Section 4.4(c)) shall not be true and correct as of the date of the Agreement, and as of the Expiration Date as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall not be so true and correct as of such other date), except where any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, other than in the first sentence of Section 4.8), individually or in the aggregate with other such failures, has not had and would not reasonably be expected to have a Company Material Adverse Effect; or (2) any of the representations and warranties set forth in Section 4.4(a), Section 4.4(b) or Section 4.4(c) shall not be true and correct in all respects (except to the extent that such inaccuracies would be immaterial, in the aggregate) as of the date of the Agreement and as of the Expiration Date as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall not be so true and correct as of such other date);

(B)      the Company shall have failed to perform in any material respect any covenant required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the Expiration Date;

(C)      Parent shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in paragraphs (A) and (B) above have been satisfied;

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(D)      since the date of the Agreement, there shall have occurred a Company Material Adverse Effect;

(E)      there shall be any Law or Order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable pursuant to an authoritative interpretation to the Offer or the Merger, by any Governmental Entity (other than the application of the waiting period provisions of the HSR Act or any other Antitrust Law to the Offer or to the Merger) the effect of which is to: (1) make illegal or otherwise prohibit consummation of the Offer or the Merger, (2) impose, effect, implement or require any Material Restriction, (3) impose material limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, pay for, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Company, or (4) require divestiture by Parent or any of its Subsidiaries of any Shares;

(F)      there shall be instituted or pending any Action by any Governmental Entity of competent jurisdiction against Parent, Purchaser, any other Bayer Entity or the Company or any of its controlled Affiliates seeking any of the consequences referred to in clauses (1) through (4) of paragraph (E) above;

(G)      a Governmental Entity has declared a banking moratorium or any suspension of payments that is generally applicable in respect of banks in the United States; or

(H)      the Agreement shall have been terminated in accordance with its terms.

The conditions to the Offer set forth in this Annex A are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser, regardless of the circumstances giving rise to such condition, in whole or in part, at any applicable time or from time to time in their sole discretion, and all conditions (except for the Minimum Condition, which may be waived by Parent and Purchaser only with the prior written consent of the Company) may be waived by Parent and Purchaser, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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Exhibit A

CERTIFICATE OF INCORPORATION

OF

CONCEPTUS, INC.

FIRST. The name of the corporation is Conceptus, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.003 per share.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. The number of directors of the corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

EIGHTH. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, including but not limited to the election of directors, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitles to vote thereon were present and voted.

NINTH.           (A)       To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

(B)       The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)       Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

BYLAWS

of

CONCEPTUS, INC.

EFFECTIVE [—]

ARTICLE I

Stockholders

Section 1.1.  Annual Meetings.  An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 1.2.  Special Meetings.  Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the CEO, the President, the Secretary, the Board of Directors, or the holders of record of not less than a majority of outstanding shares of stock entitled to vote on a matter at the meeting, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting. A special meeting of stockholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of stockholders who together own of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting.

Section 1.3.  Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 1.4.  Adjournments.  Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5.  Quorum.  At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these bylaws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these bylaws until a quorum of such class shall be so present or represented.

Section 1.6.  Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the CEO, or in the absence of the CEO by the President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allocated to questions or comments by participants.

Section 1.7.  Voting; Proxies.  Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the certificate of incorporation or these bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Section 1.8.  Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)       In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)       In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.9.  List of Stockholders Entitled to Vote.  The Secretary, or such other officer of the Corporation who has charge of the stock ledger of the Corporation, shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, either (i) on a reasonable accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary course business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 1.10.  Consent of Stockholders in Lieu of Meeting.  Unless otherwise provided in the certificate of incorporation or by law, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to (i) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (ii) its principal place of business, or (iii) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by these bylaws, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (i) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (ii) its principal place of business, or (iii) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.10.

ARTICLE II

Board of Directors

Section 2.1.  Powers; Number; Qualifications.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation. The Board of Directors shall consist of one or more members, the number thereof to be initially four (4) director and thereafter to be determined from time to time by the Board. Directors need not be stockholders.

Section 2.2.  Election; Term of Office; Resignation; Removal; Vacancies.  Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. Any director may resign at any time from the Board of Directors or any committee thereof upon notice given in writing or by electronic transmission to the Board of Directors or to the CEO, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if no time is specified, immediately, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.3.  Regular Meetings.  Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.

Section 2.4.  Special Meetings.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the CEO, by the President or by any two directors. Notice thereof stating the place, date, and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or electronic transmission on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 2.5.  Participation in Meetings by Conference Telephone Permitted.  Unless otherwise restricted by the certificate of incorporation or these bylaws,

members of the Board of Directors, or any committee designated by the Board or subcommittee thereof, may participate in a meeting of the Board or of such committee or subcommittee thereof, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6.  Quorum; Vote Required for Action.  At all meetings of the Board of Directors a majority of the then appointed Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the certificate of incorporation or these bylaws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

Section 2.7.  Organization.  Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the CEO, or in the absence of the CEO by the President, or in their absence by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8.  Action by Directors Without a Meeting.  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions or transmissions are filed with the minutes of proceedings of the Board or committee.

Section 2.9.  Compensation of Directors.  No director serving on the Board of Directors or any committee thereof will receive any compensation therefor from the Corporation; provided that nothing herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE III

Committees

Section 3.1.  Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, (ii) adopting, amending or repealing these bylaws or (iii) removing or indemnifying directors.

Section 3.2.  Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1.  Officers; Election.  As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a CEO and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also elect a President, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person unless the certificate of incorporation or these bylaws otherwise provide.

Section 4.2.  Term of Office; Resignation; Removal; Vacancies.  Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board at any regular or special meeting.

Section 4.3.  Powers and Duties.  The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these bylaws or in a resolution of the Board of Directors which is not inconsistent with these bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.4.  CEO.  The CEO shall, subject to the control of the Board of Directors and, if there is one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The CEO shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these bylaws, the Board of Directors or the CEO. In the absence or disability of the Chairman of the Board of Directors, or if there is no Chairman of the Board of Directors, the CEO shall preside at all meetings of the stockholders and, provided the CEO is also a director, at the Board of Directors. The CEO shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these bylaws or by the Board of Directors.

Section 4.5.  President.  At the request of the CEO or in the CEO’s absence or in the event of the CEO’s inability or refusal to act (and if there is no Chairman of the Board of Directors), the President shall perform the duties of the CEO and, when so acting, shall have all the powers and be subject to all the restrictions of the CEO. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there is no Chairman of the Board of Directors and no President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the CEO or in the event of the inability or refusal of the CEO to act, shall perform the duties of the CEO, and when so acting, shall have all the powers of and be subject to all the restrictions upon the CEO.

Section 4.6.  Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all of the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the CEO, to whom the Secretary shall report. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there is no Assistant Secretary, than either the Board of Directors or the CEO may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there is one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

ARTICLE V

Stock

Section 5.1.  Stock Certificates and Uncertificated Shares.  The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock registered in certificate form owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 5.2.  Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. Section

5.3.  Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefore, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned, or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

ARTICLE VI

Dividends

Section 6.1.  Declaration.  Dividends upon the capital stock of the corporation, subject to any restrictions contained in the Delaware General Corporation Law or the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation.

Section 6.2.  Reserve.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VII

Indemnification of Directors, Officers, Employees and Other Agents

Section 7.1.  Indemnification of Directors and Officers.

(a)         The Corporation shall, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this

Article VII, a “director” or “officer” of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

(b)         The provisions of this Article VII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation, in consideration of such person’s performance of such services, and pursuant to this Article VII, the Corporation intends to be legally bound to each such director or officer. With respect to current and former directors and officers, the rights conferred under this Article VII are present contractual rights, and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these bylaws. With respect to any directors or officers who commence service following adoption of these bylaws, the rights conferred under this Article VII shall be present contractual rights, and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director’s or officer’s service in the capacity that is subject to the benefits of this Article VII.

Section 7.2.  Indemnification of Others.  The Corporation shall have the power, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 7.2, an “employee” or “agent” of the Corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 7.3.  Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the Delaware General Corporation Law.

ARTICLE VIII

Miscellaneous

Section 8.1.  Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 8.2.  Seal.  The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 8.3.  Checks, Notes, Drafts, Etc.  All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 8.4.  Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these bylaws, a written waiver thereof or a waiver by electronic transmission, signed or given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice unless so required by the certificate of incorporation or these bylaws.

ARTICLE IX

Amendment

Section 9.1.  Amendment of Bylaws.  These bylaws may be amended or repealed, in whole or in part, and new bylaws adopted, by the stockholders or by the Board of Directors.